As filed with the Securities and Exchange Commission on December 11, 2000


                                                     Registration No. 333-43794
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                AMENDMENT NO.1 to

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                              Aarica Holdings, Inc.
             (Exact name of registrant as specified in its charter)

             Texas                                           6159                                      76-0427502
(State  or other  jurisdiction of                 (Primary Standard Industrial                       (I.R.S. Employer
incorporation or organization)                     Classification Code Number)                    Identificatioin Number)




                              Aarica Holdings, Inc.
                         1000 Winderley Place, Suite 124
                             Maitland, Florida 32751

               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices and principal place of business)

                             Carol Kolozs, President
                              Aarica Holdings, Inc.
                         1000 Winderley Place, Suite 124
                             Maitland, Florida 32751
                                 (407) 667-9411
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ------------
                                   Copies To:


              Maurice J. Bates, Esq.                                   Norman R. Miller, Esq.
              Maurice J. Bates, L.L.C.                                 Wolin, Ridley & Miller LLP
              5910 North Central Expressway                            3100 Bank One Center
              Suite 1480                                               1717 Main Street
              Dallas, Texas 75206                                      Dallas, Texas 75201-4681
              (214) 237-3223                                           (214) 939-4906


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

   Title of Each Class of              Amount to be         Proposed Maximum           Proposed Maximum                Amount of
Securities to be Registered            Registered      Offering Price Per Share    Aggregate Offering Price        Registration Fee


                                        (1)                     (1)                     (1)
-----------------------------------------------------------------------------------------------------------------------------------
Units                                   1,150,000               $10.00                  $11,500,000                     $3,036
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 (2)                          1,150,000                (2)                    (2)                             (2)
 _________________________________________________________________________________________________________________________________
Redeemable Common Stock
Purchase Warrants (2)                   1,150,000                (2)                    (2)                             (2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 (3)                          1,150,000               $12.00                  $13,800,000                     $3,643
----------------------------------------------------------------------------------------------------------------------------------

Underwriter's Warrants (4)              100,000                 $  .01                  $100                            $1

 ----------------------------------------------------------------------------------------------------------------------------------
Units Underlying the

Underwriter's Warrants                  100,000                 $12.00                  $1,200,000                      $  360

----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par

value $.01 (5)                          100,000                 (5)                     (5)                             (5)

----------------------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock

Purchase Warrants                       100,000                 (5)                     (5)                             (5)

----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par

value $.01 (6)                          100,000                 $18.00                  $1,800,000                      $  540

----------------------------------------------------------------------------------------------------------------------------------


Total                                                                                   $28,300,100                     $  7580



(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      Included in the units.  No additional registration fee is required.
(3) Issuable upon the exercise of the redeemable common stock purchase warrants. Pursuant to Rule 416 there are also registered an indeterminate number of shares of common stock, which may be issued pursuant to the anti-dilution provisions applicable to the redeemable common stock purchase warrants, the underwriters' warrants and the redeemable common stock purchase warrants issuable under the underwriters' warrants.

     (4) Underwriters' warrants to purchase up to 150,000 units, consisting of an aggregate of 150,000 shares of common stock and 150,000 redeemable common stock purchase warrants.

     (5) Included in the units underlying the underwriters' warrants. No additional registration fees are required.

     (6) Issuable upon exercise of redeemable common stock purchase warrants underlying the underwriters' units.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                               SUBJECT TO COMPLETION, DATED December 11, 2000

Initial Public Offering Prospectus

                                 1,000,000 Units
               Consisting of 1,000,000 Shares of Common Stock and
               1,000,000 Redeemable Common Stock Purchase Warrants

                              Aarica Holdings, Inc.


Aarica Holdings, Inc.                                             The Offering:
o




 o    Aarica designs, manufactures and distributes                  o........We are offering 1,000,000 units, each
      Aarica is offering 00000 shares of common                          unit  consisting of one share of common
      athletic footwear, sportswear and sports accessories in            stock and one warrant to purchase one share
      Mexico for United States and European brands.                      of common stock for five years through
                                                                         Institutional Equity Corporation on a firm
 o    Aarica Holdings, Inc.                                              commitment basis.  We anticipate that the
      1000 Winderley Place,                                              initial public offering price will be
      Suite 124                                                          between $9.00 and $11.00 per unit.

      Maitland, Florida 32751
      Telephone: (407) 667-9411                                     o        The underwriter has an option to
                                                                         purchase an additional 150,000 units to
                                                                         cover any over-allotments.  The 150,000
                                    Per Unit         Total               shares included in the over-allotment units
                                    --------         -----               will be provided by certain selling shareholders.
 Public offering price                  $
 Underwriting discounts                 $
 Proceeds to Aarica                     $                           o    We intend to use the offering proceeds for
                                                                         possible  acquisition  of  businesses,  brands or
                                                                         products,  reduction of debt, advertising and
                                                                         sales development, purchases of
                                                                         manufacturing equipment and working capital
                                                                         and other general corporate purposes.



         We have applied to list our units, common stock and warrants on the Boston Stock Exchange and the NASDAQ SmallCap Market under the following symbols:


                                    Boston Stock Exchange:      NASDAQ SmallCap Market
         Units                          AHM/U                             ARHI/U
         Common stock                   AHM                                 ARHI
         Warrants                       AHM/W                             ARHI/W


         Investing in our units, common stock and warrants involves certain risks. See Risk Factors beginning on page 6.

         Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        INSTITUTIONAL EQUITY CORPORATION

                              Prospectus dated       2000


                                TABLE OF CONTENTS
                                                                                                          Page


   Prospectus Summary.......................................................................................   3
   Selected Consolidated Financial Information..............................................................   5
   Risk Factors.............................................................................................   6
     We have a history of operating losses and may continue to incur operating losses
       until an adequate operating revenue base is established..............................................   6
     The strength of our competitors makes it difficult to compete with their distribution operations in Mexico 6
        We are highly dependent on our licensing agreements with Lotto and L.A. Gear and the loss of
       such agreements would have an  adverse impact on our revenues........................................   6
     We are dependent upon the proceeds of this offering to finance our operations..........................   6
     We do not have product liability insurance and could be subject to claims for defective products which
       could have a material adverse effect on our business.................................................   6
     We are subject to prevailing Mexican economic conditions and changes in government policies............   7
     We are subject to fluctuations in the Mexican peso which  have had an adverse impact on
       our financial condition in the past .................................................................   7
     We are subject to duties on Asian imports..............................................................   7

     The imposition of monetary exchange controls would adversely affect our business.......................   7


     Loss of Carol Kolozs and other key management personnel would adversely impact our business............   8


     Dilution to new shareholders will be approximately 82.7%...............................................   8
     We must keep our prospectus current for warrant holders to be able to exercise their warrants..........   8
     Management will retain broad discretion in the use of the offering's proceeds..........................   8
     Significant sales of common stock in the market by existing shareholders could adversely
       affect market prices of the common stock.............................................................   8
     There has been no prior market for the securities offered and we cannot assure that an active trading
       market will develop..................................................................................   8
   Use of Proceeds..........................................................................................   9
   Dividend Policy .........................................................................................   9
   Dilution.................................................................................................  10
   Capitalization ..........................................................................................  11
   Management's Discussion and Analysis of Financial Condition and Results Of Operations ...................  12
   Business of Aarica ......................................................................................  16
   Additional Information ..................................................................................  22
   Management...............................................................................................  23
   Certain Relationships and Related Transactions...........................................................  27
   Principal Shareholders...................................................................................  28
   Description of Securities..................................................................................29
   Shares Eligible For Future Sale .........................................................................  30
   Plan of Distribution ....................................................................................  31
   Legal Matters............................................................................................  34
   Experts..................................................................................................  34
   Consolidated Financial Statements........................................................................ F-1



                               PROSPECTUS SUMMARY
         This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the consolidated financial statements and related notes, in order to understand our business and this offering fully.

     References in this prospectus to "Aarica"," We", "Our" and "Us", refer to Aarica Holdings, Inc., a Texas corporation, which owns 99% of the outstanding capital stock of Aarica Holdings, Mexico, S. A. de C. V., a Mexican holding company organized to own substantially all of the stock of Mexican subsidiaries.

     Unless otherwise indicated, the information in this prospectus assumes the underwriters' over-allotment option and the underwriters' warrants are not exercised.

         Aarica and its Business


         Aarica is a Texas corporation which, through Mexican subsidiaries, designs, manufactures and distributes athletic footwear, sportswear and sports accessories for United States and European brands. We currently design and manufacture athletic footwear for the L.A. Gear and Lotto brands for which we are the exclusive distributors in Mexico. We also design and distribute sportswear and sports accessories for these brands. We have manufactured athletic footwear for Puma, Wilson and K-Swiss brands during 2000 and New Balance and Vans during 1998 and 1999.

     Our executive offices in the United States are located at 1000 Winderley Place, Suite 124, Maitland, Florida 32751, telephone (407) 667-9411 and in Mexico City at Lago Chalco No. 156, Col Anahuac Mexico, D. F. 11320. The telephone number in Mexico is (525) 260-05-82.

                                  The Offering
Securities offered .........................     1,000,000  units.  Each  unit  consists  of one  share  of  common stock and one warrant to purchase  an  additional  share of common stock.  The shares  and the  warrants  included  in the units will automatically  separate 30 days from the date of this  prospectus, after  which the  common  stock  and  warrants  in the units  will trade separately.

Warrants....................................     The   warrants   included   in  the  units  will  be   exercisable
                                                 commencing  30 days after the  offering.  The exercise  price of a warrant  is (120% of the  offering  price  of the  units).  We may redeem  some  or all of the  outstanding  warrants  for  $.05  per warrant  at any  time  on 30  days  prior  written  notice  if the closing  price of the common stock on the NASDAQ  SmallCap  Market or the Boston  Stock  Exchange is at least  (150% of the  offering price of the units) per share for 10 consecutive trading days.

Common stock to be outstanding

   after the offering.......................     3,825,000 (1) (2)
Warrants to be outstanding
   after the offering.......................     1,000,000 warrants (3)


Use of Proceeds.............................     Possible acquisition of businesses, brands or products,
                                                 reduction of debt, advertising and sales development, purchases of manufacturing equipment and working capital.



Proposed Market Symbols:
                                    Boston Stock Exchange:                 NASDAQ SmallCap Market
         Units                          AHM/U                                   ARHI/U
         Common stock                   AHM                                     ARHI
         Warrants                       AHM/W                                   ARHI/W


-----------------

     (1) The 3,825,000 shares of common stock to be outstanding after the offering do not include:

     o Up to 1,000,000 shares issuable upon exercise of the warrants;

     o Up to 150,000 shares issuable upon exercise of the warrants included in the underwriters' over-allotment option;

     o  100,000   shares  of  common  stock   issuable   upon  exercise  of  the
underwriters' warrants and 100,000 shares issuable upon exercise of the warrants included in the underwriters' warrants;

     o 105,000 shares issuable upon exercise of warrants issued to a selling agent in a private placement in June 1999;

     o 350,000 shares of common stock which may be issued under the company's stock compensation plan;

     o 425,000 shares issuable to Continental Capital & Equity Corporation upon exercise of outstanding stock options at $2.00 per share; and

     o 275,000 shares issuable to Robert E. Schmidt, Jr., a director of the company upon the exercise of options at $2.00 per share.

     (2) Includes 25,000 shares issued to CCEC in October 2000 upon the exercise of stock options at $2.00 per share.

     (3) The 1,000,000 warrants to be outstanding after the offering do not include up to 150,000 warrants issuable upon exercise of the over-allotment option, 100,000 warrants underlying the underwriters' warrants and 105,000 warrants issued to the selling agent in a private placement in June 1999.

                   Selected Consolidated Financial Information


         The following selected financial data has been derived from our audited balance sheets and statements of operations for the fiscal years ended December 31, 1999 and 1998, unaudited balance sheet as of June 30, 2000 and unaudited statements of operations for the six months ended June 30, 2000 and 1999. This selected financial data should be read in conjunction with the consolidated financial statements and related footnotes included in this prospectus.

                                                         Years Ended                    Six Months Ended
                                                        December 31,                         June 30,
                                               -----------------------------        ---------------------------

                                                  1999               1998             2000              1999
                                                  ----               ----             ----              ----

                                                                                             Unaudited
Operating Data:


Net sales                                       $5,433,254        $5,742,454        $3,226,445       $2,135,852
Loss before extraordinary item                    (500,843)         (467,115)
Extraordinary item-debt settlements              2,633,412           861,976
Net income (loss)                                2,132,569           394,861          (728,431)      (1,179,128)
Loss per share before extraordinary item (1)         (.19)              (.18)             (.26)            (.43)
Extraordinary item earnings per share                 .98                .33
Earnings (loss) per share                             .79                .15              (.26)            (.43)
Weighted average common shares
   outstanding                                   2,703,836        2,600,000         2,800,000        2,770,000



                                                           As of

                                             Dec. 31, 1999             June 30, 2000
                                                  Actual        Unaudited (2)  As Adjusted (2) (3)

Balance Sheet Data:


Total assets                                    $4,633,055        $4,769,586        $9,769,586
Total liabilities                                5,879,139         6,394,101         3,144,102
Shareholders' equity (deficit)                  (1,246,084)       (1,624,515)        6,625,485


---------------

(1)  Basic and diluted.
(2) Includes 25,000 shares issued to CCEC in October 2000 upon the exercise of stock options at $2.00 per share. (3) As adjusted to reflect the sale of the units offered by this prospectus at an offering price of $9.00 to

     $11.00 per unit and the application of the net proceeds therefrom. The calculations in this table and elsewhere in this prospectus are based on $10 per share, the mid-point of the range of this offering.

                                  Risk factors

         You should carefully consider each of the following risk factors and all of the information in this prospectus before deciding to invest in the securities offered through this prospectus. Some of the risks listed below relate to our business specifically. Other risks relate to doing business in Mexico and to the ownership of our stock. The risks described below are not the only ones facing our company. There may be additional risks relating to, our company specifically and to publicly traded companies generally, not specifically identified that may adversely affect our business and the market price for our stock.

Risk factors relating to our business


         We have a history of operating losses and may continue to incur operating losses until an adequate operating revenue base is established. We have been in business for approximately 10 years and have experienced a variety of conditions which have negatively impacted our ability to sustain consistent profits, such as the Mexican financial crisis in 1995 and a shortage of operating capital. For the fiscal years ended December 31, 1998 and December 31 1999 we had net income of $394,861 and $2,132,569, respectively. Such net income however, was the result of extraordinary gains on the extinguishment of debt. Disregarding these gains from extinguishment of debt, we had net losses before asset and income taxes of $861,647 and $1,867,004 for such years, respectively. For the six months ended June 30, 2000, we realized a net loss of $728,431 compared to a net loss of $1,179,128 for the same period of 1999. We had accumulated losses of $2,420,525 at June 30, 2000. We will likely continue to incur significant expenses associated with the development and operation of our businesses, a substantial portion of which may be incurred before the realization of the related revenues. These expenditures may result in operating losses until an adequate revenue base is established. We cannot assure that we will be able to operate profitably in the future.

         The strength of our competitors makes it difficult to compete with their distribution operations in Mexico. Aarica competes in Mexico with a number of major brands such as Nike, Fila, Reebok and other local distributors for market share in its distribution operations for athletic footwear and related accessories. These major brands and some of the local brands could have greater financial, marketing and sales resources than Aarica.

         We are highly dependent on our licensing agreements with Lotto and L.A. Gear and the loss of such agreements would have an adverse impact on our revenues. Approximately 90% of our net sales in the second half of 2000 are expected to be derived from licensing agreements with Lotto and L.A. Gear for the manufacture and distribution of their products and this trend is expected to continue in 2001. The termination of either of these licensing agreements would have a material adverse effect on our operations. Our current license agreements extend through December 2007 and July 2018 for L.A. Gear and Lotto, respectively, and the licensors can terminate the agreements in the event Aarica breaches the license covenants. We intend to lessen our dependence on our current licensors by obtaining new licensing agreements with other international brand manufacturers and distributors. We also intend to develop our own in-house brands of products for niche markets in the United States and Mexico, but there is no guarantee that we will be able to accomplish this in the near future. We are currently producing soccer gloves and shin guards under the Lotto brand and intend to develop these and other products for marketing under our own brands. We are obligated to make minimum royalty payments to L.A. Gear of $75,000 in 2000, $100,000 in 2001, $150,000 in 2002 and $200,000 thereafter and to Lotto in the amount of $110,000 in 2000, thereafter increasing by approximately 11% annually. We are in compliance with our royalty obligations to L.A. Gear and Lotto.


         We are dependent upon the proceeds of this offering to finance our operations. Our shortage of working capital in the past has severely impaired our ability to efficiently purchase raw materials, manage our manufacturing output and allow us to develop new products and customers. Our ability to overcome this shortage in working capital is dependent upon the receipt of proceeds from this offering. In the event this offering is not completed, we may not be able to obtain the required financing to implement our business plan.


         We do not have product liability insurance and could be subject to claims for defective products which could have a material adverse effect on our business. We do not currently carry product liability insurance. Management has made this determination because the majority of our revenues are generated in Mexico and it believes that product liability suits are less likely to be successful in Mexico than in the United States. Although management believes that successful product liability suits are rare in the athletic footwear industry in the United States, there have been successful suits brought against manufacturers. Management will continue to evaluate the feasibility and cost effectiveness of carrying product liability insurance. A successful material product liability suit against Aarica would have a material adverse impact on Aarica and its operations. We will seek to obtain product liability insurance if distribution is expanded into the United States.


Risk factors relating to doing business in Mexico


         We are subject to prevailing Mexican economic conditions and changes in government policies. Substantially all of our existing assets and revenues are located and generated in Mexico. In addition, a substantial portion of the proceeds from this offering are to be invested in the development of our business in Mexico. Our business is, and will continue to be, affected by prevailing conditions in the Mexican economy and is, to a significant extent, vulnerable to economic trends and changes in government policies. The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, actions taken or policies established by legislative, executive or judicial authorities in Mexico that affect the economy of Mexico could have material adverse effects on Mexican entities in general and on our business in particular. We cannot assure that future economic, political or diplomatic developments in or affecting Mexico will not impair our business, results of operations, financial condition, liquidity (including the ability to obtain financing), or materially adversely affect the market price of our securities. A new president of Mexico was elected in July 2000. While the new president has publicly announced his intention to foster increased trade relations between Mexico and the United States and Canada which could result in increased business for the company, there is no assurance that he will be able to implement this policy, or if implemented, it will be beneficial to the company.

We are subject to fluctuations in the Mexican peso which have had an adverse impact on our financial condition in the past. Exchange rate fluctuations could have a material adverse effect on our business and our ability to service our U.
S. dollar-denominated liabilities, including liabilities under our license arrangements with L.A. Gear and Lotto and our importing arrangements with our Asian manufacturers. For example, the peso lost value against the dollar, from
5.0750 pesos per dollar as of December 31, 1994 to 9.6028 pesos per dollar as of October 31, 2000, as reflected in the following table:

     Average Exchange Rate--Pesos per U.S. Dollar (Source: Banco de Mexico)
     ----------------------------------------------------------------------
     Date                                           Pesos per Dollar
     ----                                           ----------------
     10/31/00                                           9.6028
     9/30/00                                            9.4375
     6/30/00                                            9.8350
     3/31/00                                            9.2575
     12/31/99                                           9.4950
     12/31/98                                           9.9055
     12/31/97                                           8.0638
     12/31/96                                           7.8900
     12/31/95                                           7.6850
     12/31/94                                           5.0750

         Although our U. S. dollar-denominated indebtedness has decreased considerably in recent months, we may, in the future, incur both peso and non-peso-denominated indebtedness. As a result of our plan of operations in Mexico, we will generate both dollar and peso-denominated receivables in the sale of our products originating in Mexico. As our peso-denominated revenues increase, our foreign exchange risk will also increase. The peso has stabilized in recent years and we do not currently hedge against the risk of exchange rate fluctuations although we may implement such a strategy if management foresees a peso devaluation that would have a material adverse impact on our business.


         We are subject to duties on Asian imports. Currently, the company pays a duty of 35% on products imported from Asia. We cannot assure that these duties will not be increased or that non-duty barriers will not be put into effect by the Mexican government.


         The imposition of monetary exchange controls would adversely affect our business. In recent years, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to dollars or to transfer dollars outside Mexico, we cannot assure that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy would materially adversely affect the Company's ability to convert pesos into dollars and could also have a material adverse effect on the Company's business and financial condition, including a negative effect on operating profits.

Risk factors relating to our company and its securities

         Loss of Carol Kolozs and other key management personnel would adversely impact our business. We believe that our success depends upon the continued services of Carol Kolozs, our President and Chief Executive Officer. If one or more of our executives were unable or unwilling to continue in their present positions, our business could be materially adversely affected. We do not currently have employment agreements with Mr. Kolozs or any executive officer or employee. We cannot assure that we will be able to employ qualified personnel on terms acceptable to the company in the event of the loss of any members of our present management team. We do not presently carry key man insurance on the life of any employee.


         Dilution to new shareholders will be approximately 82.7%. Carol Kolozs acquired his stock in Aarica at a cost less than that at which the investors purchasing in this offering will pay for their shares. Therefore, new investors will bear most of the risk of loss, while control of Aarica will remain in the hands of Mr. Kolozs. Immediately after this offering, the book value of your shares will be approximately $1.73. This represents dilution of $8.27 per share or 82.7% from the purchase price you will pay in the offering.

         We must keep our prospectus current under the Securities Act and state securities acts for warrant holders to be able to exercise their warrants.
Holders of the warrants will be able to exercise their warrants only if a current registration statement relating to the underlying shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdiction in which the holders of the warrants reside. For the life of the warrants, the company will use its best efforts to maintain such a registration statement but no assurance can be given that it will be able to do so.

         Management will retain broad discretion in the use of the offering's proceeds. The company intends to use the proceeds of this offering for the purposes specified under "Use of Proceeds" but management will have broad discretion in the application of such proceeds, such as for the acquisition of other businesses, brand names or products and for working capital. We have allocated $3,500,000 of our net proceeds for the acquisition of unspecified businesses, brand names or products. Shareholders will not have a vote on any such acquisitions and will be dependent upon management's skill in making any such acquisitions. There can be no assurance that management will be successful in the negotiations of any acquisitions and, if an acquisition is consummated, that it would be on terms that will be beneficial to the company.


         Significant sales of common stock in the market by existing shareholders could adversely affect market prices of the common stock. Upon the completion of this offering, existing shareholders will own 2,825,000 of the 3,825,000 shares outstanding. Of these 2,825,000 shares, 575,000 shares will be eligible for sale under Rule 144 beginning approximately June 2001 and the remaining 2,250,000 shares will be subject to the underwriters lock-up for one year from the date of this prospectus. Significant sales by such existing shareholders could adversely affect prevailing market prices of the company's stock and impair its ability to raise capital through the sale of its equity securities.

         There has been no prior market for the securities offered and we cannot assure that an active trading market will develop. Prior to this offering, there has been no public market for our securities. We have applied for listing of our securities on the Boston Stock Exchange and the NASDAQ SmallCap Market. We cannot assure that either of these listings will be approved or, if approved, that a meaningful, active market will develop or, if such a market should develop that it will be sustained with sufficient liquidity to permit someone to sell their shares at any time. We cannot assure that the securities could ever be sold at or near the offering price, or at all, in the event of an emergency.

                                                       Use of proceeds



         We estimate that the net proceeds we will receive from the sale of the 1,000,000 units in this offering will be approximately $8,250,000. This is based upon the $10 mid-point of an assumed initial public offering price of $9.00 to $11.00 per unit, after deducting estimated underwriting fees and other expenses of the offering. If exercised, the over-allotment option will be fulfilled with shares held by selling shareholders and we will not receive additional net proceeds if the over-allotment option is exercised.


         The following table summarizes our intended use of these net proceeds:


                                                                                        Percent of
            Application of net proceeds                          Amount                 Net Proceeds
         ---------------------------                          ------                    ------------
         Acquisitions (1)                                     $ 3,500,000                   42.4%
         Repayment of certain indebtedness (2)                  3,250,000                   39.4
         Purchase of manufacturing equipment                      250,000                   3.0
         Working capital and general
           corporate purposes                                   1,250,000                   15.2
                                                             ------------                  --------
             Total                                            $ 8,250,000                   100.0%
                                                              ===========                  ========


         ----------------------
(1)           The company has no acquisitions  pending but intends to identify a
              going   business,   brand  name  or  product   that  would   offer
              distribution possibilities throughout the world.

         Includes indebtedness of $2,600,000 owed to Schmidt  International LLC, a limited liability company substantially owned by Robert E. Schmidt, Jr., a director of the company. The Schmidt International indebtedness is due December 31, 2000 and bears interest at 5% above the prime rate. Also includes payment of taxes due the Mexican government and certain accounts payable totaling approximately $650,000.


         Our anticipated use of net proceeds is based upon our current status of operations and business plan. It is possible that the application of funds may vary depending upon a number of factors including, without limitation, changes in the economic climate and governmental policies in Mexico, an increase in orders for athletic shoes and the need for additional raw materials, the availability of bank or other financing and other factors beyond our control. We currently estimate that the net proceeds from this offering will be sufficient to meet our liquidity and working capital requirements for the next 24 months. Additional financing may be required to implement our long-term business plan. We cannot assure that any such financing will be available when needed on terms acceptable to us, if it is available at all.


         Pending use of the net proceeds from this offering, we may invest the net proceeds in short-term interest bearing accounts, government securities or bank certificates of deposit in the United States and Mexico.


                                                       dividend policy



         Neither Aarica nor its subsidiaries have paid dividends on their common stock and it is not anticipated that we will do so in the forseeble future. We plan to retain future earnings, if any, to finance operations and expansion of our business.

                                    dilution


         Our net tangible book value at June 30, 2000 was a deficit of $1,624,515, or approximately $(.58) per share. Our net tangible book value is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets and dividing the remainder by the weighted average number of shares of our common stock outstanding. We used the 25,000 shares issued in October 2000 to CCEC in computing the net tangible book value.
         The pro forma as adjusted net tangible book value per share after this offering will be approximately $6,625,485 or $1.73 per share after giving effect to the sale of the 1,000,000 shares we are offering based upon the $10 mid-point of an assumed initial public offering price of $9.00 to $11.00 per unit, (no value assigned to the warrants) and the receipt of the net proceeds therefrom. This would represent an immediate increase in the net tangible book value per share of common stock of $2.31 to existing shareholders and an immediate dilution of $8.27 per share to new investors.


         The following table illustrates this per share dilution:

               Assumed initial public offering price per share                                 $10.00
               Net tangible book value per share as of June 30, 2000             $(0.58)
               Increase per share attributable to new investors                    2.31
                                                                                 ------
               Adjusted net tangible book value per share after this offering      1.73
               Dilution per share to new investors in this offering                             $8.27
                                                                                                ======
               Percentage dilution                                                              82.7%

     The following table presents the following data as of October 31, 2000, and assumes an initial public offering price of $10 per share (the mid-point of an assumed initial public offering price of $9.00 to $11.00 per share), for our new investors:

     o The number of shares of common stock acquired from us;
     o The total cash consideration paid;

     o The average price per share paid before deducting estimated underwriting fees and estimated expenses of the offering; and

o The average price per share paid by the existing shareholders and upon the exercise of outstanding options by officers, directors and affiliates at prices below the offering price of the units.


                           Shares of Common Stock Purchased         Aggregate Consideration          Average Price
                           ---------------------------------    --------------------------------    -----------------
                           ------------------- -- ----------    -- ----------------- -----------    -----------------

                                 Number           Percent          Amount            Percent           Per Share
                           -------------------                  --                   -----------
                           ----------------       ----------    -----------------    -----------    ----------- -----

Existing shareholders       3,525,000 (1)             77.9%           $1,976,000          16.5%           $.56
New investors                1,000,000                22.1%          10,000,000           83.5%         $10.00
                             ---------                -----          -----------          -----
          Total             4,525,000 (1)            100.0%         $11,976,000,         100.0%
                            =============            ======         ============         ======


--------------

     (1) The 3,525,000 shares held by existing shareholders include:

     o 425,000 shares issuable to CCEC upon exercise of stock options at $2.00 per share;

     o 275,000 shares issuable to Robert E. Schmidt, Jr., a director of the company upon the exercise of options at $2.00 per share; and

     o 25,000 shares issued to CCEC in October 2000 upon the exercise of stock options at $2.00 per share. (2) The 4,525,000 shares of common stock to be outstanding after the offering do not include: o Up to 1,000,000 shares issuable upon exercise of the warrants; o Up to 150,000 shares issuable upon exercise of the warrants included in the underwriters' over-allotment option;

     o  100,000   shares  of  common  stock   issuable   upon  exercise  of  the
underwriters' warrants and 100,000 shares issuable upon exercise of the warrants included in the underwriters' warrants;

     o 350,000 shares of common stock which may be issued under the company's stock compensation plan, of which 275,000 outstanding options are exercisable at the offering price of the units in this offering; and

     o 105,000 shares issuable upon exercise of warrants at $2.50 per share issued to the selling agent in a private placement in June 1999.

                                                       capitalization


         The following table sets forth our capitalization as of June 30, 2000:
o        on an actual basis; and
o on a pro forma as adjusted basis to give effect to the sale of 1,000,000 shares at the $10 mid-point of an assumed initial public offering price of $9.00 to $11.00 per share and the application of the estimated net proceeds of $8,250,000 after deducting estimated underwriting discounts and commissions and our estimated offering expenses.


                                                       Actual                           As Adjusted

Total assets                                     $     4,769,586                           $9,769,586
Total current liabilities (2)                          6,394,101                            3,144,101
Total long-term debt                                      --                                   --
Shareholders equity (deficit):
   Common stock, $0.01 par value,
   20,000,000 shares authorized,
   2,825,000 shares issued and
   outstanding, 3,825,000 as adjusted (1) (2)             28,250                               38,250
Additional paid-in capital (2)                           767,760                            9,007,760
Accumulated losses                                    (2,420,525)                           (2,420,525)
                                                      -----------                           -----------
Total shareholders' equity (deficit):                ($1,624,515)                         $  6,625,485
                                                     ------------                         ------------
Total liabilities and shareholders' equity (deficit):    $4,769,586                        $  9,769,586
                                                          ===========                      ============


--------------

         The 3,825,000 shares as adjusted for this offering do not include:

     o Up to 1,000,000 shares issuable upon exercise of the warrants;

     o Up to 150,000 shares issuable upon exercise of the warrants included in the underwriters' over-allotment option;

     o  100,000   shares  of  common  stock   issuable   upon  exercise  of  the
underwriters' warrants and 100,000 shares issuable upon exercise of the warrants included in the underwriters' warrants;

     o 105,000 shares issuable upon exercise of warrants issued to a selling agent in a private placement in June 1999;

     o 350,000 shares of common stock which may be issued under the company's stock compensation plan;

     o 425,000 shares issuable to CCEC at $2.00 per share upon exercise of outstanding stock options; and 275,000 shares issuable to Robert E. Schmidt, Jr., a director of the company upon the exercise of options at $2.00 per share.

     (2) Includes 25,000 shares issued to CCEC in October 2000 upon the exercise of stock options at $2.00 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Years Ended December 31, 1999 and 1998


         Net income increased from $394,861 in 1998 to $2,132,569 in 1999. The increase was the result of favorable bank debt settlements as described below partially offset by higher cost of sales and higher selling, general and administrative expenses.

         Net sales decreased 5.4% to $5.4 million; however, the sales decline of approximately $970,000 at the manufacturing company was largely offset by increased sales of our distribution companies. We expect manufacturing sales to third parties to decline significantly in 2000 and 2001 as we shift production to sales to our distribution companies due to the sales growth by these companies. We began production of shoes for sale by our L.A. Gear distribution company in October 2000. Overall, we expect sales to increase moderately in 2000 versus 1999. In 1998, the manufacturing company accepted a short-term commitment from New Balance de Mexico, S.A. de C.V. to assemble rather than manufacture approximately $2,500,000 of shoes with high cost imported shoe components. The selling price of these shoes was approximately double that of the other shoes produced, resulting in a sharp increase in average selling price in 1998 versus 1999. Due to the lack of working capital in 1999, the company was unable to purchase sufficient raw materials to complete existing sales orders and therefore could not seek additional business.

         Gross profit decreased to 5.3 % of sales in 1999 versus 18.8% of sales in 1998. In 1999, the manufacturing company paid higher raw material and shipping costs due to insufficient cash to purchase materials in economic quantities. Direct labor and overhead costs as a percentage of sales increased mainly because labor and overhead costs were not reduced with the approximately $970,000 decline in manufacturing sales. Sales decreases due to production disruptions caused by inadequate financing were not planned and therefore, labor and overhead costs were not adjusted accordingly. In December of 1999 the company reconfigured its production environment to modular manufacturing to provide more efficient and versatile production. The unaudited statements of operations for the six months ended June 30, 2000 show a 19.8% gross profit margin. This improvement is due to a reduction in labor and overhead costs as an adjustment to manufacturing levels, the cash and letter of credit financing provided by Schmidt International and the improvements in the manufacturing process.

         Selling, general and administrative expenses increased to 28.4% of net sales in 1999 from 24.3% in 1998 due in part to the reduction in sales as well as the impact of modest wage increases. We do not expect selling, general and administrative expenses as a percentage of sales to materially increase in the year 2000.

         Extraordinary income in both years resulted from gains from settlement of debt to creditors with the largest amounts being $3,756,096 ($2,441,463 net of income tax effects) and $935,329 ($607,964 net of income tax effects) in 1999 and 1998, respectively, for the reduction of U.S. dollar debt owed to Banco Bilbao Vizcaya Mexico, S.A. based on two settlement agreements. The majority of the debt to this bank was incurred prior to 1995 for inventory and working capital financing and for the purchase of manufacturing equipment. Due to the financial crisis that occurred in Mexico in 1995, banks, with the assistance of the Mexican government, have been settling delinquent debts that were incurred during and before the 1995 financial crisis. The company was able to extinguish the bank debt with $750,000 of financing provided by Schmidt International and record the related extraordinary income in 1999. The remaining extraordinary income was a result of settlements of accounts payable with vendors. Net interest expense declined from $409,158 in 1998 to $233,842 in 1999 due primarily to the impact of the bank debt restructuring. Other expenses in 1999 of $221,996 were mainly for the recording of penalties and charges on taxes and import duties owed to the Mexican government.

Comparison of Six Month Periods Ended June 30, 2000 and 1999

         Net sales increased 51.1% in 2000 due to the introduction of the L.A. Gear product line in June 1999, expansion of the Lotto product line, and the cash and letter of credit financing provided by Schmidt International. Gross profit increased to 19.8% from 6.4% of net sales mainly due to an increase in sales volume, margin improvements at the distribution companies, and a reduction in labor and overhead costs at the manufacturing company as costs were adjusted to lower manufacturing levels as described in the Comparison of Years Ended December 31, 1999 and 1998.

         The manufacturing operations accounted for the majority of the losses from operations in these periods. New plant management was hired to implement a modular production configuration, and significant one-time training and implementation costs were incurred during the 2000 first quarter resulting in a decline in the operating loss in the 2000 quarter versus the 1999 quarter.

         Selling general and administrative expenses declined to 33.4% of net sales in 2000 from 38.6% in 1999 due to the increase in net sales.


Liquidity and Capital Resources


         The company's cash position at June 30, 2000 was $214,448 of available cash compared to $242,809 at December 31,1999. Restricted cash decreased at June 30, 2000 due to the liquidation of the related letter of credit.

         The company has financed its working capital requirements since October 1999 principally through borrowings from Schmidt International. The company borrowed $750,000 in December 1999 to settle debt with Banco Bilbao Vizcaya Mexico, S.A. with a gain of $3,756,096 ($2,441.463 net of income tax effects) recorded in 1999 and in addition borrowed approximately $450,000 in 1999 and $1,400,000 in 2000 for the payment of certain debt obligations, resulting in settlements favorable to the company, and other working capital purposes. Schmidt International has loaned the company a total of approximately $2,600,000. This loan matures on December 31, 2000. Management believes that it will be able to negotiate an extension to an anticipated offering date in January 2001 and that proceeds from the exercise of stock options, together with the cash flow from operations, will be adequate to fund operations until this offering is closed.

         Net proceeds of approximately $8,250,000 from this offering will be used to pay the debt owed to Schmidt International, pay taxes to the Mexican government and certain accounts payable, purchase manufacturing equipment, for general working capital and corporate purposes and to make acquisitions if one or more appropriate target companies become available. If this offering is not successful, the Company must negotiate an extension with Schmidt International and may ultimately need to find alternative sources to finance its working capital requirements.

         The company raised $420,010, net of expenses, in a private offering of its common stock in June 1999.

         Current liabilities exceeded current assets by $2,085,045 at December 31, 1999 and $2,388,730 at June 30, 2000. See the unaudited consolidated statements of cash flows for the six months ended June 30, 2000 and 1999 for the changes in the components of working capital.

         Accounts receivable - trade increased by $695,294 from December 31, 1998 to December 31, 1999 due to higher sales in the fourth quarter of 1999 compared to the fourth quarter 1998 and due to the impact of our L.A. Gear distribution company which was not operating at December 31, 1998.

         Prepaid expenses increased by $126,806 from December 31, 1999 to June 30, 2000 due to approximately $61,000 of prepaid Schmidt International loan costs that are being amortized to the maturity date of the loan and approximately $32,500 of payments related to this offering that will be reclassified to shareholders' equity at the time of the offering.

         Inventories increased $522,331 from December 31, 1999 to June 30, 2000 mainly due to the financing provided by Schmidt International which enabled the company to carry more inventories to support the increase in net sales.

         Accounts payable - trade increased $900,641 from December 31, 1998 to December 31, 1999 due to our L.A. Gear distribution company, payables related to imported athletic footwear received in December 1999, and liabilities related to letters of credit.

         Other accrued expenses and liabilities decreased from December 31, 1999 to June 30, 2000 mainly due to a reduction of customer advances as the company shifted production from sales to third parties to its distribution companies.

         Notes payable to related parties increased $898,622 from December 31, 1998 to December 31, 1999 due to borrowings from Schmidt International. An increase in borrowings from Schmidt International between December 31, 1999 and June 30, 2000 was partially offset by a $300,000 reduction in debt to CCEC which was satisfied by shares of company stock from the personal holdings of Carol Kolozs. The company recorded a capital contribution of $300,000 in connection with this transaction.

         Accrued taxes payable of $1,525,531 at June 30, 2000 and $1,355,392 at December 31, 1999 are principally unpaid payroll and value added taxes and import duties and related inflation adjustments and interest expense. The company has agreements with the Mexican government to pay approximately $900,000 in installments. The company will pay the remaining taxes by entering into another agreement to pay in installments or from the proceeds of this offering or by a combination thereof. Approximately $70,000 of inflation adjustments and interest are included in expenses in both six month periods due to the company's inability to pay the taxes. The accrued taxes payable increased $501,705 from December 31, 1998 to December 31, 1999 due to accruals for import duties and value added taxes as well as unpaid payroll taxes.

         The net book value of machinery and equipment decreased approximately $185,000 from 1998 to 1999 as a result of depreciation. The company made minimal capital expenditures in 1998 and 1999 due to limited cash resources.


Seasonality

Sales typically are higher in the second half of the year than the first half with the fourth quarter normally being the largest sales quarter due to holiday sales.

Inflation


         According to Banco de Mexico, inflation in Mexico was 12.3% and 18.6% in 1999 and 1998, respectively. The accumulated inflation reported from January 1 to October, 31 2000 was 6.7% in 2000 compared to 9.8% for the same period in 1999. These inflation levels are substantially above the levels experienced in the United States. Generally, the company has been able to include the effects of raw material price increases in the selling price of its products, and the cost of labor has not kept up with the general rate of inflation. Therefore, the company does not believe that inflation has had a material effect on the results of operations for the periods presented.


Accounting Standards


         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes the accounting and reporting standards for all derivative financial instruments, including those embedded in other contracts, and for hedging activities. The statement, to be applied prospectively, will be effective for the company's quarter ending March 31, 2001. The company does not presently have any derivative financial instruments; however, the company may utilize derivative financial instruments in the future.


Forward Looking Statements


This prospectus contains forward looking statements relating to the company's future economic performance, possible acquisitions of businesses and brand names, our operating and growth strategies, plans and objectives of management for future operations, and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to our management. The words "expects," "intends," "believes," anticipates," "may," "will," "could" and "should" and similar expressions and variations thereof are intended to identify forward-looking statements. All forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified by the cautionary statements included in this prospectus. The cautionary statements set forth in this prospectus are intended to emphasize that actual results may differ materially from those contained in any forward looking statement.

                               BUSINESS OF AARICA
General


         Aarica is a Texas corporation which, through Mexican subsidiaries, designs, manufactures and distributes athletic footwear, sportswear and sports accessories for United States and European brands. We currently design and manufacture athletic footwear for the L.A. Gear and Lotto brands for whom we are the exclusive distributors in Mexico. We design and import from Asian manufacturers models of Lotto and L.A. Gear athletic footwear that we can purchase more economically than manufacture due to the large number of sizes and color variations. We also design and distribute sportswear and sports accessories, fabricated by other Mexican companies, for these brands. We have manufactured athletic footwear for Puma, Wilson and K-Swiss brands during 2000 and New Balance and Vans during 1998 and 1999.


History


     The company commenced business in 1990 with the establishment in Mexico of Aarica Sport, S. A. de C. V. as the exclusive licensor and distributor of the Italian brand Lotto by Carol Kolozs. The organization of Aarica Sport was an outgrowth of Mr. Kolozs' prior business experience in owning and operating Lotto Southeast in the United States, which distributed Lotto products from 1981 to 1985.

     The company was reorganized in 1998 through the organization under Mexican law of Aarica Holdings, Mexico, S.A. de C.V., which acquired substantially all of the stock of four Mexican subsidiaries from Mr. Kolozs. Simultaneously, Mr. Kolozs organized Aarica Holdings, Inc. under Texas law and exchanged the stock of Aarica Mexico for 2,600,000 shares of the Texas company. All of the company's business to date has been conducted in Mexico through the subsidiaries but the company plans to expand its operations to the United States, Canada and more of Latin America.
     The evolution of the Mexican market was advanced with the establishment of the North American Free Trade Agreement in the early 1990s. Mr. Kolozs' strategy was to establish the Lotto brand in Mexico through the importation of Asian-manufactured products and, once established, to transition from imported products to domestically (Mexican) made products. The culmination of this strategy came in early 1992 with the structuring of a joint venture agreement with a Taiwanese group which resulted in the establishment of Taimex Industries,
S. A. de C.V., to manufacture athletic footwear in a modern manufacturing facility in the Mexican State of Zacatecas. Mr. Kolozs subsequently bought out the Taiwanese group. The company's shoe manufacturing is currently conducted through a new subsidiary, North America Shoe Corporation, S. A. de C. V., which utilizes the Zacatecas facility.

         The Zacatecas plant, a 100,000 square foot manufacturing facility constructed to the company's specifications, commenced operations in 1994 with a contract from Wal-Mart Stores, Inc. for the production of athletic footwear. This contract resulted in the export of 1.2 million pairs of shoes to Wal-Mart stores in the United States over a two and one-half year period. The Wal-Mart contract provided experience in high volume production and athough marginally profitable, provided training and established the platform for the current production of more sophisticated international brands.


        The Mexican economy in 1994 was not prepared to effectively compete in a global environment. This resulted in a disproportionate balance of trade, and it became evident that imports from non-treaty countries would have to be halted or greatly diminished. For all footwear that originated in China, a compensatory duty was implemented. Other duty and non-duty barriers were put into effect, which halted imports of footwear, virtually eliminating international brands from the Mexican market. At the same time, the Mexican government stopped artificially supporting its currency, which resulted in a re-structuring of the country's economy. This set the stage for domestic production of various products.

         In March 1998, the company entered into a license agreement with L.A. Gear, Inc. of Los Angeles, California which granted the company the right to use the L.A. Gear name and trademark in Mexico. We offer a broad spectrum of fashion athletic products to ladies and children due to L.A. Gear's strong brand identification among these market segments.

Market Segments

        The athletic footwear market can be divided into four segments: the brand, the manufacturer, the distributor, and the retailer. Brands are companies such as New Balance, Wilson, K-Swiss and Lotto. Their primary concerns are product design and marketing. The manufacturers are responsible for making the products. Virtually all of the major brands outsource their manufacturing to independent contractors. Distributors are responsible for establishing relationships with retailers and for transporting the product to the retailer. Retailers sell the end product to the consumer.


        Most of the international brands (Nike, Reebok, Fila, New Balance, Puma, Lotto, L.A. Gear, K-Swiss and Vans) are available in the market in Mexico and are sold in first-tier retail outlets including sports specialty stores, department stores, and shoe or apparel stores. In Mexico, management believes there are approximately 2,500 such retail outlets, which reach approximately 45% of the population. The distribution strategy of the company in Mexico is to license complementary brands which offer niche market competitive advantages, for example Lotto for soccer, Mexico's number one sport, L.A. Gear for women's athletics and men's athletic casual, and L.A. Lights, a sub-brand of L.A. Gear, for children's lighted footwear. Athletic shoes, although produced for sports, are also worn as a casual statement or as an expression of fashion. This social statement and status, represented by the wearing of branded products, as in the United States, is significant, and forms a part of the everyday expression of the younger Latin population. The company competes principally on sales price and the performance and name recognition of the brands that it offers in these niche markets.


         Business Strategy


The company's business strategy is:

     o to utilize its modern manufacturing facility in Mexico for the production of high quality, internationally branded athletic footwear and accessories;

     o to develop new licensing agreements with internationally recognized brand name companies for the manufacture and distribution of their products;

     o to develop in-house brands for distribution to niche markets;

     o to expand the distribution, throughout the United States, Latin America and Canada, of its licensed and manufactured products; and

     o to identify a brand name or product for acquisition that would offer distribution possibilities throughout the world.


         Though our manufacturing operation was originally structured to be a resource for manufacturing athletic footwear for a variety of customer/brands, it has always been the company's strategy to utilize this resource to enhance its own distribution. This process was delayed due to financial and capital deficiencies experienced after the Mexican financial crisis of 1995. In October 2000, the company implemented this strategy with the commencement of production of L.A. Gear athletic footwear at its Zacatecas facility for our L.A. Gear distribution company. It is the intention of management to utilize this important manufacturing resource to increase profitability by producing more products for its own distribution. We expect the majority of our 2001 production to be dedicated to our own distributed products.

         Mexico has aggressively exploited the free trade agreements recently adopted. Since the onset of the North American Free Trade Agreement in 1990, the first free trade agreement entered into by Mexico, which included the United States and Canada, Mexico has aggressively concluded agreements with Bolivia, Chile, Colombia, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Venezuela, Israel and the European Economic Community, which went into effect on July 1, 2000.


         The company believes that the above mentioned free trade agreements, together with the democratization process occuring within Mexico, evidenced by the winning of the July 2000 presidential elections by the opposition party for the first time in 71 years, will result in increased growth and investment in Mexico, which will be beneficial to the company.


Proposed Acquisitions

         The company plans to expand its operations throughout the United States, Latin America and Canada through one or more acquisitions of profitable businesses or brand names that will offer established distribution outlets. Mr. Kolozs has been involved in the distribution of athletic footwear and wearing apparel in the United States and Mexico for nearly 20 years and during that time has established numerous contacts in the industry who make known to him other businesses and brands which may be available for acquisition, joint venture or other strategic alliance relationships. In the past, the company has had discussions with several potential acquisition partners but has not had the financing available to consummate an acquisition. The company has allocated approximately $3,500,000 of the proceeds of this Offering for such purposes and believes that it will be able to finance a substantial acquisition with such proceeds, debt and the use of company stock.

         The company believes that if it is able to acquire a profitable business with distribution outlets in the United States, it will be able to utilize these outlets to distribute in the United States the products it currently designs, manufactures and distributes in Mexico.


Manufacturing

         The company manufactures high-quality athletic footwear through its wholly owned subsidiary, Nasco. The manufacturing facility consists of a 100,000 square foot building on nine acres of land housing manufacturing operations, offices and dormitories for the company's foreign technicians. The complex was built in 1994 to the company's specifications pursuant to an agreement with the State of Zacatecas and leased back to the company. The facility includes state-of-the-art manufacturing equipment purchased from Taiwan which enables the company to manufacture most types of footwear composed of a synthetic sole, glued and stitched to a variety of uppers (including athletic footwear, work shoes, casual shoes and outdoor and hiking footwear). Other than dress shoes and cowboy boots, this type of construction is considered to be at the high end of the value scale for these categories. The facility is located in a rural, agricultural area that provides a low-cost work force. The manufacturing of functional athletic footwear under international standards is a complex and difficult process, and very labor intensive. Most products require the sourcing of as many as twenty-five different materials and components which must meet all specifications and quality standards. Transformation to a finished product may take as many as eighty operations. Regional companies capable of providing this service within acceptable quality standards in an efficient and cost-effective basis are in great demand. Nasco's training and experience has been significant in obtaining sales to international sports brands, and the company intends to continue its technical development in search of new and profitable sales opportunities.

         The company has space and equipment to produce 90,000 pairs of shoes per month in a normal 45 hour work week with a single production shift. The company could either hire additional employees or purchase equipment in lieu of hiring employees to achieve a monthly production level of 90,000 pairs of shoes per month. Although the company has achieved a production level of 60,000 pairs of shoes per month, it is currently producing approximately 20,000-25,000 pairs of shoes per month due to financial constraints and a shift in corporate strategy. In 1997, the company ceased producing large orders of simpler less expensive shoes and sandals to customers such as Wal-Mart and began producing more complex value added athletic footwear which requires more operations and a greater variety of models. In December 1999, the company reconfigured its plant from mass production lines to production modules that permit greater production flexibility. The plant reconfiguration has resulted in greater output per employee, cross training, and the ability to efficiently produce a greater variety of models at the same time.

         The company intends to use approximately $250,000 of the proceeds from this offering to purchase automated stitching equipment to further increase the manufacturing productivity. The company believes that it has sufficient production capacity to meet current and projected demand for its current product lines.


         The company also manufactures soccer shin guards and goalie gloves in this facility.


Distribution


         The company is the exclusive manufacturer and distributor of the Italian brand Lotto for athletic footwear, sports wear and accessories in Mexico pursuant to a license agreement with Lotto originally entered into in 1990. The company's Lotto footwear products are manufactured primarily at the Zacatecas facility and distributed in Mexico through the company's 99%-owned subsidiary, Aarica Sport. The company distributes these products primarily to sport boutique outlets and department stores. Beginning in January 2000, the company began importing from Asia certain models of Lotto athletic footwear to complement existing models manufactured at its plant.

     We have an exclusive license agreement with L.A. Gear, Inc. for the design, manufacture and distribution of L.A. Gear shoes, accessories and clothing in Mexico. L.A. Gear products are sold through the same channels of distribution as our Lotto products. We expect to begin distribution of imported L.A. Gear athletic footwear in November 2000 to complement other models manufactured in our plant.


         We sell our products through an in-house sales force consisting of a national sales manager and eleven representatives that are paid primarily on a commission basis. The company has established sales regions in Mexico. Sales regions and accounts are assigned to salesmen based upon their experience and past success. The internal sales force is directly responsible for calling on the retail trade locations in Mexico, which consist primarily of department stores, sport boutique shops, specialty stores and shoe stores. Orders are received by the responsible salesman and forwarded to administrative support personnel for processing. Orders in the vicinity of Mexico City are delivered by the company and orders outside of the Mexico City area are shipped by freight, collect.

         In 1998, 46% of the company's net sales were to New Balance de Mexico, S.A. de C.V. No customer accounted for more than 10% of net sales in 1999.

Design and Development

         The company employs ten persons who design and develop athletic footwear and apparel such as work-out clothing, jackets, training and running apparel, athletic carrying bags and athletic accessories such as soccer balls, shin guards and goalie gloves for L.A. Gear and Lotto.


Other Products


         The company currently manufactures sports accessories, such as goalie gloves and shin guards for soccer, at the Zacatecas facility for distribution under the Lotto brand name and intends to expand its manufactured products. Current plans include the development of a product line of shin guards and goalie gloves under the house brand "Aspro", to be marketed directly to retailers in the United States, Canada and Latin America. Aspro Sports Products Manufacturing, S. A. de C. V. was organized in 1997 to produce the accessories sold by Aarica Sport and to develop additional accessories for sale in Mexico and the United States. Management intends to concentrate on products that are compatible with products currently produced. The company's license agreements do not restrict the company from manufacturing or distributing products that compete with like category products covered by the license agreements.


License Agreements

         The company currently has a license agreement with Lotto for the manufacture and distribution in Mexico of sportswear, athletic footwear and related accessories. The Lotto license agreement began in 1990 and was renewed effective July 29, 1998, for an initial term of ten years with an automatic renewal for an additional ten years. Royalties are payable at 5% of net sales with minimum royalties of $110,000 for 2000, increasing by approximately 11% annually. In addition, the company is obligated to spend 4% of net sales on advertising, sales and promotion of Lotto products in the licensed territory.


         The company entered into an exclusive license agreement with L.A. Gear in March 1998, amended in November 1999, for the design, manufacture and distribution in Mexico of L.A. Gear footwear, apparel and related accessories. The L.A. Gear license agreement was entered into for an initial term of five years with an automatic renewal for five years. Royalties are payable at 4% of net sales, with minimum royalties of $75,000 in 2000, $100,000 in 2001, $150,000 in 2002 and $200,000 annually thereafter.


Raw Materials

         The Mexican footwear manufacturing industry is in an expansion mode and the infrastructure supporting raw material suppliers has been expanded and upgraded for the development of more complete and sophisticated product lines. The company has three suppliers that individually account for 13% or more of total raw material purchases. The materials provided by these suppliers are available from other sources within Mexico. The principal raw materials used by the company in the manufacture of athletic shoes are leather, woven and non-woven fabrics for shoe covering, pvc coated materials and foam padding. Most raw materials necessary to manufacture athletic footwear are available today in Mexico. All raw materials utilized by the company have multiple sources of supply, and Management believes that the loss of any particular supplier would not create an undue hardship on the company. There are few limitations in the importing of raw materials from non-treaty countries, and no limitations in purchasing from treaty countries such as the United States and Canada. The only major component the company currently purchases outside of Mexico is the outsole, which is imported from Asia with a 13% import duty. Outsoles are shipped by boat on a minimum 60-day delivery schedule. If the company is able to develop production on Nasco's assembly lines to meet Management's objective for economy of scale, the company would add an out-sole production facility to its manufacturing plant. The in-house production of outsoles would provide greater flexibility, greater control over delivery schedules, and a reduction in costs. In-house production would enable the company to sell excess production in the local market providing an additional source of revenue.

Trademarks

         The company uses the tradenames and trademarks "Aarica" in the categories of footwear, clothing and accessories. The tradenames and trademarks were registered in Mexico by Mr. Kolozs, who assigned the registrations to the company.

Competition


         The company competes in Mexico with a number of major brands such as Nike, Fila, Reebok and other local distributors for market share in its distribution operations. These major brands and some of the local brands have greater financial, marketing and sales resources than the company. The company's major brand competitors in distribution do not have facilities in Mexico for the manufacture of athletic footwear, the company's principal product. Management believes its modern manufacturing facility in Zacatecas gives it the ability to produce a greater variety of products than its competitors and offer more competitive pricing. In addition, the company competes favorably on the basis of pricing due to its Mexican based manufacturing and its high level of vertical integration. The company's principal competition, from a manufacturing perspective, is from Southeast Asian based footwear manufacturers. Management believes that the company's cost of production compares favorably to these competitors due to tariffs on goods imported from Southeast Asia.


Properties


         The company's commercial and distribution offices are located in Mexico City in a 40,000 square foot facility which also houses its marketing, sales, administrative, financial support, warehousing, product development and distribution operations. The current lease expires on September 30, 2005, with an annual rental of approximately $96,000 plus an added value tax, plus annual inflation increases. The company has an option to purchase the property from the lessor, an unaffiliated party, for $1,000,000. The company considers this facility adequate for the foreseeable future. The company's United States office is based in Maitland, Florida consisting of approximately 1,500 square feet of executive office space at an annual rental of $8,000, one-half of which is paid by Mr. Kolozs, who also uses the space for personal purposes.

         The company manufactures its products in a 90,000 square foot facility in the State of Zacatecas, Mexico. The Government of Zacatecas arranged for the facility to be built on behalf of the company and the company executed a lease agreement which provided for an annual rental of approximately $100,000. From the inception of the lease, the company has been able to successfully negotiate a waiver of the rental payments through June 1999. The company is required to begin paying an annual rental of approximately $100,000, plus an added value tax, plus annual Mexican inflation increases under a lease agreement which expires in April 2001, with a one year extension.


Company Policy on Prison and Child Labor

         It is the company's policy to ask its vendors to sign an agreement that they do not use child or prison labor in the manufacture of goods sold to the company.

Mexican Regulatory Matters

Environmental Regulation


         The company is subject to the provisions of the Ley General de Equilibrio Ecologico y Proteccion al Ambiente (the General Law on Ecology and Protection of the Environment), the regulations issued under the General Law and several technical environmental norms issued by the Secretaria de Ambiente, Recursos Naturales y Pesca (Ministry of the Environmental, Natural Resources and Fisheries or "SEMARNAP"), which is the federal ministry in Mexico in charge of supervising and regulating environmental matters. The SEMARNAP is assisted by other governmental authorities such as the Secretaria de Salud (Ministry of Health), the Secretaria de Comunicacion y Transportes (Ministry of Transportation and Communications), the Secretaria de Marina (Secretary of Navy) and the Transportation and Communications), the Secretaria de Marina (Secretary of Navy) and the Secretaria de Energia (Ministry of Energy). In addition, the company is subject to environmental laws and regulations issued by the governments of each of the states of Mexico in which its facilities are located.

         The Environmental Law and regulations require that authorizations be obtained from SEMARNAP prior to carrying out any activity that may have an adverse impact on the environment. In particular, these environmental regulations address chemical, petrochemical and oil refining activities as well as the construction of gas pipelines. In order to obtain authorization, SEMARNAP requires the submission of an environmental impact analysis based upon such analysis and other information it may request. SEMARNAP is entitled to grant or deny its authorization for any activity.


         Since the enactment of the Environmental Law, several technical environmental regulations have been issued. These regulations are applicable to Mexican industry in general, and specifically set forth, among other things, permissible levels of emissions, water discharges and hazardous substances discharges as well as atmospheric pollution levels. Other technical regulations are issued for specific industries. The Mexican environmental regulatory framework is generally updated and revised annually.


         There are currently no material legal or administrative proceedings pending against the company with respect to any environmental matters, and management does not believe that continued compliance with environmental laws will have a material adverse effect on the company's financial condition or results of operations.

         The company does not expect that the cost of maintaining compliance with environmental laws or environmental requirements related to NAFTA or the recent admission of Mexico to the Organization for Economic Cooperation and Development will cause a significant increase in the company's environmental expenditures.


Foreign Investment Legislation

         Foreign investment in the capital stock of Mexican companies is regulated by the 1993 Ley de Inversion Extranjera (the "Foreign Investment Law") and the 1998 Foreign Investment Regulations. Under the Foreign Investment Law, foreign investment is defined, in general, as (i) the participation of foreign investors in the capital stock of Mexican corporations, or investments made by a Mexican corporation in which the foreign capital has a majority participation, and (ii) the participation of foreign investors in certain activities regulated by the Foreign Investment Law. Foreign investors are defined as individuals or entities that are not Mexican nationals. The Comision Nacional de Inversiones Extranjeras (the Foreign Investment Commission) and the Registro Nacional de Inversiones Extranjeras (the National Registry of Foreign Investments) of the Secretaria de Comercio y Fomento Industrial (the Ministry of Commerce and Industrial Development) are responsible for the administration of the Foreign Investment Law and the Foreign Investment Regulations.

         As a general rule, the Foreign Investment Law allows foreign investment in the capital stock of Mexican companies except those engaged in certain specified restricted industries. The company is not restricted as to ownership of subsidiaries in Mexico.

         Mexican federal law requires that each Mexican corporation shall have at least two shareholders.

Employees


         At October 31, 2000, the Company had approximately 330 employees, including 30 administrative, 13 sales, 10 design and development and 277 production and distribution employees.


Union Contract and Labor Relations


         With approximately 250 unionized workers, Nasco is the largest employer among the company and its subsidiaries. Nasco employees are affiliated with Confederacion de Trabajadores Mexicanos, the largest union in Mexico. The collective bargaining agreement between Nasco and the union provides for yearly negotiations in the month of March, alternating between negotiations on wages in one year and benefits under the contract in the next year. Daily wages are categorized as (i) $3.30 for (A) category workers, (ii) $3.60 for (B) category -workers, and (iii) $4.15 for (C) category workers. Under the union contract, these wages are paid for seven days, although a normal work week consists of 45 hours. In addition, an on time and daily attendance bonus of $8.00 and food coupons worth $12.00 are provided monthly. Vacations range from one week for the first year to two weeks during the fourth year, and after four years a bonus of 25% of base wages is added to vacation pay. Mexican labor laws mandate a bonus of 15 days to be paid on or before December 18 of each year. Under the union contract with Nasco, this bonus was extended to 17 days. Additionally, mandated social benefits, such as social security, housing subsidies and retirement funds are calculated at approximately 30% of base salary.

         The company has a good working relationship with the union and its employees and has never experienced a work stoppage.

Mexican Labor Laws

Employee Severance Benefits

         In accordance with Mexican labor law, the company is liable for separation payments, which consist of the payment of three months plus 20 days of salary for each year of service to employees terminating under certain circumstances.

         The Company is also liable for seniority premium payments of 12 days of salary (up to a maximum of twice the minimum wage) for each year of service to employees who (i) retire or are terminated, once they have reached 15 years of service with the company; and (ii) are terminated under certain circumstances, with no seniority requirement. The majority of the company's employees have been recently hired and the potential seniority premium liability is not considered significant.

Employee Profit-Sharing

         The Mexican companies are subject to statutory employee profit sharing at a rate of 10% based on taxable income, after certain adjustments, primarily to exclude the effects of restated depreciation and the tax gain or loss from monetary position. The amount for 1999 was approximately $4,500. There were no distributions in 1998.


Litigation

         The company is not currently a party to any material pending litigation or proceedings that would materially affect its business or assets.


                             ADDITIONAL INFORMATION

         Aarica has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (including any amendments thereto) under the Securities Act with respect to the units offered. This prospectus does not contain all of the information, exhibits, and schedules contained in the registration statement. For further information about Aarica and the units, read the registration statement, the exhibits and any schedules attached. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, you are referred to a copy of each contract, document or exhibit filed with the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement, the exhibits, and the schedules filed with the Commission may be inspected, without charge, at the Commission's public reference facilities. These facilities are located at

o Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549; o Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661; and o Suite 1300, Seven World Trade Center, New York, New York 10048.

         Copies of the materials may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

         As a result of this offering, Aarica will become subject to the reporting requirements of the Exchange Act. Therefore, we will file periodic reports, proxy statements, and other information with the Commission. Following the end of each calendar year, we will furnish our shareholders with annual reports containing audited consolidated financial statements certified by independent public accountants and proxy statements. For the first three quarters of each calendar year, we will provide quarterly reports containing unaudited consolidated financial information.

                                   MANAGEMENT


Directors and Executive Officers


The following table sets forth certain information regarding the Company's directors and executive officers at October 31, 2000.

         Name                                    Title                                              Age
         ----                                    -----                                              ---
         Carol Kolozs                            President, Director                                 54
         John J. Stitz                           Secretary, Treasurer, Chief Financial Officer       44
         James Schnorf (1)                       Director, Assistant Secretary                       46
         Patrick L. M. Williams (2)              Director                                            60
         Robert E. Schmidt, Jr. (3)              Director                                            60


--------------
(1)      Chairman of Audit Committee.
(2)      Member of Compensation Committee.
(3)      Member of Audit Committee and Compensation Committee.

         Our directors are elected at each annual meeting of shareholders. The officers are appointed annually by the board of directors. Officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.


         Carol Kolozs is the founder and has been President and a director of the company since its organization in November 1998 and has held such positions with the Mexican subsidiaries since their inception. Mr. Kolozs has over 30 years experience in the United States and Mexico in domestic and international business ventures. From 1981 to 1985 Mr. Kolozs was owner of Lotto Southeast, a company that represented Lotto products in the Southeastern United States, where he was responsible for sales, marketing, and promotion of Lotto products. Lotto Southeast and Lotto U.S.A. were sold to HH Brown Shoe Company, a major United States footwear company, in 1985. Because of this association with Lotto, in 1989 Lotto offered Mr. Kolozs a license to distribute Lotto athletic footwear, clothing and accessories in Mexico. This license led to Mr. Kolozs founding Aarica Sport in 1990 as the first phase of an integrated business in Mexico for the manufacture and distribution of branded athletic products in Mexico, the United States and Latin America. He was awarded the "Palmas de Oro" (Golden
Palms) Industrialist of the Year Award for all of Mexico in 1995 for his pioneering and development of Aarica's business concepts. Mr. Kolozs is a United States citizen and is bi-lingual in English and Spanish.

     John J. Stitz was appointed Secretary, Treasurer and Chief Financial Officer of the company in June 2000. Mr. Stitz was Vice President and Chief Financial Officer of RVM Industries, Inc., a publicly traded holding company in Akron, Ohio engaged through its subsidiaries in the manufacture of aluminum truck trailers, aluminum billets and extrusions and street signs. Mr. Stitz has over 15 years experience in financial management positions and six years as audit manager with a national accounting firm. His experience includes SEC reporting, acquisitions, risk management, management information systems, employee benefits, consolidations and foreign currency translation. He is a Certified Public Accountant with a B. S. degree in Accountancy from Wake Forest University and an MBA from The Wharton School of the University of Pennsylvania. Mr. Stitz is bi-lingual in English and Spanish and relocated to Mexico City in June 2000.

         James Schnorf was elected a Director and Secretary of the company in February 1999. He resigned as Secretary with the appointment of Mr. Stitz. He has been the Chief Financial Officer of Continental Capital & Equity Corporation since February 1998 and also serves as the General Manager. CCEC is a financial public relations firm based in Longwood, Florida. His responsibilities include activities involving financing, taxes operations, risk management, management information systems, strategic agreements, mergers/acquisitions, and human resource matters. He possesses approximately ten years of experience from 1976 to 1985 in various managerial capacities at Caterpillar, Inc. a Fortune 100 manufacturer of earth moving equipment and diesel engines. Mr. Schnorf's experience also includes controller responsibilities from 1986 to 1987 for a division of Sequa Corp., a New York Stock Exchange entity specializing in the aerospace industry. From 1988 through 1995, Mr. Schnorf served as Chief Financial Officer and Secretary-Treasurer of Stevens Industries, Inc., a large manufacturer/distributor of laminated wood products. Before joining CCEC, Mr. Schnorf was the Chief Executive Officer of Cardinal Capital, L.L.C., a limited liability company responsible for managing a fund that provides mezzanine financing and which takes controlling interest positions in emerging growth companies.. Mr. Schnorf earned a BS degree in accounting from Eastern Illinois University and an MBA from the University of Illinois. Certified as a CPA and CMA, Mr. Schnorf is an active member of the Mensa Society, the Institute of Certified Management Accountants, the American Institute of Certified Public Accountants, and the Financial Executives Institute. Mr. Schnorf is a past President of the Eastern Illinois University School of Business Advisory Board and a past member of the University of Illinois Executive MBA Alumni Association Board of Directors and was elected as the Year 2000 Distinguished Alumnus of the Eastern Illinois University School of Business.


        Patrick L. M. Williams was elected a director of the company in February 1999. Since June 1986, he has been Senior Executive Vice President of RDV Sports, Inc., Orlando, Florida. RDV Sports is the parent company of the Orlando Magic basketball team of the National Basketball Association, the Solar Bears of the International Hockey League and the Orlando Miracle of the Women's National Basketball League. Mr. Williams is responsible for administration, promotional and public relations activities for all teams owned by the parent company. In 1996, he was named one of the 50 most influential people in NBA history by a national publication. Mr. Williams also spent seven years in the Philadelphia Phillies organization of the National Baseball League, two as a player and five in the front office and was employed in the Minnesota Twins baseball organization for three years. Mr. Williams holds a bachelors degree in Physical Education from Wake Forest University and a masters degree in Physical Education from Indiana University.

          Robert E. Schmidt, Jr. was elected a director of the company in April 2000. Mr. Schmidt is Chief Executive Officer of Boulder Venture, Inc., headquartered in Milwaukee, Wisconsin with offices in Tampa and Ft. Lauderdale, Florida, Phoenix, Arizona and Denver, Colorado. Mr. Schmidt has operated under various company names since 1963 and continues to do so. In 1980, Mr. Schmidt formed a real estate development and construction company known as Corporate Development. The name Boulder Venture, Inc. ("Boulder Venture") was adopted in 1996. Boulder Venture is currently engaged in commercial real estate development on a national scale. Boulder Venture, directly or through various entities owned and controlled by Mr. Schmidt, has assets in excess of $140 million. Boulder Venture manages all properties in-house. The portfolio includes: Walgreens, 7-Eleven, Staples, Winn Dixie, Publix, Smiths, and ABCO (all food stores), Starbucks, Sams Clubs, Sears, Best Buy, Barnes and Noble, as well as apartment buildings, office buildings and other commercial properties. Mr. Schmidt is a past board member of the Metropolitan Builders Association of Greater Milwaukee, and a past member of NAHB Multi Family and Commercial Building Council.


Advisory Board; Audit and Compensation Committees

          The board of directors established an Advisory Board on April 12, 2000 and named Robert E. Schmidt, III, Chairman. It is anticipated that the company will add additional members to the Advisory Board and to activate the board upon completion of this offering. The duties of the Advisory Board and the Audit and Compensation Committees will be established at a later date. Robert E. Schmidt, III is the son of Robert E. Schmidt, Jr. He has been with Boulder Venture, Inc. for over ten years. and currently is President of the firm. Mr. Schmidt, III graduated from the University of Colorado in 1989, with a major in Economics.

Significant Employee


          Emanuel Bartoni, 30, has been employed by the company in its Mexico City offices since 1993 in various capacities. He was appointed Commercial Director of Aarica Sport S.A. de C.V. in 1995 and is responsible for the development of all products distributed by the company as well as procurement and marketing strategies. Mr. Bartoni is a citizen of Italy and was a consultant to Lotto S. p. A., Italy, from August 1992 until October 1993 for new product development and distribution of soccer footwear, clothing and accessories in Europe. From September 1991 to October 1992 he helped develop and coordinate logistics and publicity for Adidas, Italy, for the Olympic Games in Barcelona, Spain.

Executive Compensation
         The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer (the "Named Executive Officer") for services rendered to the Company's subsidiaries in all capacities for the fiscal years ended December 31, 1998 and 1999. No other executive officer was paid more than $100,000 in salary and bonus for such fiscal years.

                           Summary Compensation Table

     Name and                                            Annual Compensation            All Other
Principal Position             Fiscal Year           Salary              Bonus        Compensation
------------------             -----------           ------              -----        -------------
Carol Kolozs, President     December 31, 1999         $148,000                  -              -
                            December 31, 1998         $148,000                  -              -
                            December 31, 1997         $148,000                  -              -



         The  company  hired  John  Stitz  as  Secretary,  Treasurer  and  Chief
Financial Officer in June 2000, at a base salary of $100,000 per year and intends to hire one or more vice-presidents and other executives. It is not anticipated that any one executive to be hired will be compensated at an annual rate in excess of $100,000. Compensation of Directors
         Directors who are employees of the company will not receive any remuneration in their capacity as directors. Outside directors will receive an annual retainer of $5,000 plus $1,000 per meeting attended, $1,000 for chairing a committee of the board of directors, and $500 for each committee meeting attended. No compensation will be paid for telephonic meetings of the board or a committee. Messrs. Schnorf, Williams and Schmidt have each elected to accept 5,000 options at the offering price of the Units in this offering in lieu of their $5,000 annual retainer for the year 2000. Outside directors will also be eligible to participate in the company's stock compensation plan.

  Stock Compensation Plan

         In April 2000, the company adopted a stock compensation plan for key employees and directors pursuant to which such individuals may be granted options involving an aggregate of up to 350,000 shares of common stock. Under the plan, shares of common stock may be granted as incentive compensation to employees, officers, directors, and advisors to the company or any parent, subsidiary or affiliate of the company.

         The number of shares reserved and the shares granted are subject to adjustment in the event of any subdivision, combination, or reclassification of shares. The plan will terminate in 2010. Either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options, or both may be granted at the discretion of the board of directors or a committee of the board of directors. The exercise price of any incentive option will not be less than the fair market value of the shares at the time the option is granted. The options granted are exercisable within the times or upon the events determined by the board or committee set forth in the grant, but no option is exercisable beyond ten years from the date of the grant. The board of directors or committee administering the plan will determine whether each option is to be an ISO or non-qualified stock option; the number of shares; the exercise price; the period during which the option may be exercised; and any other terms and conditions of the option. The holder of an option may pay the option price in cash, shares of the company with a fair market value equal to the purchase price, or partly in shares and partly in cash.

         The options can only be transferred by will or by the laws of descent and distribution. Except in the case of death, disability or change in control, no option shall be exercisable for more than 90 days after an employee ceases to be an employee unless the employment of the employee was terminated, as conclusively determined by the committee, due to disloyalty, dishonesty, illegal conduct, or gross negligence, in which case the option terminates upon termination of employment. An optionee who was a director or advisor to the company at the time of this offering may exercise his options at any time within three years after his status as a director or advisor is terminated to the extent that he was entitled to exercise his option at such date, unless his termination was due to death or disability. If an optionee's employment as an employee, director, or advisor, is terminated because of permanent disability or death, the committee shall have the right to extend the exercise period for not longer than five years from the date of termination. An optionee who becomes a director or advisor after this offering may exercise his options at any time within one year after his status as a director or advisor is terminated to the extent that he was entitled to exercise his option at such date, unless his termination was due to death or disability.


         The plan also permits the award of Stock Appreciation Rights to optionees. The committee may award to an optionee, with respect to each share of common stock covered by an option, a related SAR permitting the optionee to be paid the appreciation on the related option. An SAR granted with respect to an ISO must be granted together with the related option. An SAR granted with respect to a non-qualified option may be granted together with or subsequent to the grant of the related option. The exercise of the SAR shall cancel and terminate the right to purchase an equal number of shares covered by the related option.

         The plan can be amended or terminated at any time. The plan will be administered by the compensation committee of the board of directors which will be composed entirely of directors who are "disinterested persons" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The compensation committee currently consists of Patrick L. M. Williams and Robert E. Schmidt, Jr. At the date of this prospectus, options to purchase 25,000 shares at the public offering price of the common stock in this offering have been granted to each of the directors other than Mr. Kolozs. Such options are exercisable immediately. In addition, options to purchase 100,000 shares each have been granted at the offering price of the common stock in this offering to John J. Stitz, Chief Financial Officer and Emanuel Bartoni, Commercial Director of Aarica Sport S.A. de C.V. Such options are exercisable 20% each year beginning in June 2001.

Indemnification
         The company's Articles of Incorporation provide for indemnification of any director, officer or former director or officer of the corporation to the fullest extent permitted by the Texas Business Corporation Act which provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability in his official capacity with the corporation, including expenses and legal fees. The company's By-laws also provide indemnification and, as provided by the Texas Business Corporation Act, empower the company to purchase and maintain insurance on behalf of any person who may be indemnified under the Texas Business Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to its Articles of Incorporation and By-laws, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In connection with the organization of the company, Carol Kolozs, President and a director of the company, acquired 2,600,000 shares of the company's common stock in exchange for 99.9% of the outstanding stock of the Mexican holding company and the four Mexican subsidiaries. Mexican law requires that each Mexican corporation shall have at least two shareholders. The company owns 99.9% of the outstanding common stock of the Mexican holding company, which owns approximately 99% of the outstanding common stock of the three existing Mexican subsidiaries, 80% of the outstanding common stock of Aspro, and 99% of two Mexican companies incorporated in 2000. As the other shareholder, in compliance with Mexican law, Mr. Kolozs' owns one share of the Mexican holding company and one share of each of the Mexican subsidiaries with 99% ownership. The company owed Mr. Kolozs $93,279 and $406,832 without interest, at December 31, 1999 and December 31, 1998, respectively.

         In April 1998, Continental Capital and Equity Corporation extended the company an unsecured revolving line of credit in the amount of $300,000 with interest at an annual rate of 10% on the unpaid principal balance thereof. The line of credit expired December 31, 1998, but was extended by CCEC until June 30, 2000. In June 2000, CCEC elected to capitalize the outstanding balance of approximately $300,000, including unpaid interest, in exchange for 150,000 shares of the company's stock from the personal holdings of Carol Kolozs. James
R. Schnorf, an officer and director of CCEC, was elected a director of the company in February 1999.

         For its services related to this offering, CCEC will be paid a consulting fee equal to two percent of the gross proceeds of this offering, payable at the closing of the offering. CCEC was paid a fee equal to 200,000 shares of the company's common stock from the personal holdings of Mr. Kolozs for CCEC's services related to the private offering of common stock by the company in 1999. Mr. Kolozs contributed 150,000 of his personal shares to CCEC in cancellation of the CCEC debt and 200,000 of his personal shares to CCEC for its services in the 1999 private offering without any consideration from the company in order to prevent dilution of the company's outstanding shares. In June 2000, CCEC was granted an option to purchase 250,000 shares at $2.00 per share and in September 2000, CCEC was granted on option to purchase 200,000 shares at $2.00 per share. In October 2000, CCEC exercised options for 25,000 shares The company intends to retain CCEC for investor relations services after completion of this offering at an anticipated cost of $180,000 for a period of at least 12 months. In addition, CCEC may be granted an as yet undetermined number of options to purchase common stock at prices beginning at 110% to 120% of the offering price of the common stock in this offering.

         The company owed Schmidt International $1,478,820 at December 31, 1999. Robert E. Schmidt, Jr., a member of Schmidt International, is a director of the company. Schmidt International has provided the company a borrowing line in an amount of approximately $2,600,000 which expires December 31, 2000 and has provided guarantees and has discounted certain letters of credit. The note evidencing the loan bears interest at the prime rate plus 5%. and is secured by the common stock of the company owned by Carol Kolozs and a lien on certain assets of the company. The company intends to repay the Schmidt International loan from the proceeds of this offering. In October 2000, the company also granted Mr. Schmidt options to purchase 275,000 shares of the company's common stock for five years at $2.00 per share beginning January 1, 2001. The option must be exercised in 25,000 share increments and may be called by the company beginning in April 2001 if the closing price of the company's stock is $15 per share for ten consecutive trading days.

         All future transactions between the company and its officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the independent disinterested directors of the company. Any forgiveness of loans must be approved by a majority of the company's disinterested directors who do not have an interest in the transaction and who have access, at the company's expense, to the company's or independent counsel. Past transactions with affiliates were approved by a majority of disinterested directors at the time of the transaction, except the issuance of 1,000 shares to Mr. Kolozs at the time of the company's organization when he was the only director.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information as of October 31, 2000, regarding the beneficial ownership of the company's common stock immediately prior to, and after, the sale of the units offered hereby, for o each person owning beneficially 5% or more of the common stock,

o        each director and executive officer of the company, and
o         all directors and executive officers of the company as a group.



                                                                        Percent Owned
Name and Address of                            Number of             Before          After
Beneficial Owner                            Shares Owned          the Offering      the Offering


Carol Kolozs (1)                               2,250,000             80.4%             59.2%
1000 Winderley Place
Maitland, Florida 32751

James Schnorf (2)                           835,000                  25.7               19.6
195 Wekiva Springs Road

Longwood, Florida 32779


Robert E. Schmidt, Jr. (3)                       300,000              7.4               5.6
4340 Hillsborough Avenue

Tampa, Florida 33614

Patrick L. M. Williams (4)                        25,000                 -              -
Two Magic Place
8701 Maitland Summit Blvd.
Orlando, Florida 32810

John J. Stitz                                      -0-                   -              -
Lago Chalco No. 156
Col. Anahuac
Mexico, D. F. 11320

All directors and executive officers

as a group (five persons) (5)                  3,410,000           96.1%                74.9%

--------


          (1) Shares are pledged as collateral to Schmidt International for loans to the company from Schmidt International. If the over-allotment option is exercised in full, Mr. Kolozs' holdings would be 2,200,000 shares or 57.8 %.

(2) Held by CCEC, of which Mr. Schnorf is an officer and director. Includes options to purchase 425,000 shares at $2.00 per share within 60 days from the date of this prospectus. Mr. Schnorf disclaims beneficial interest in the shares held by CCEC. If the over-allotment option is exercised in full, CCEC's holdings would be 735,000 shares or 17.9%. Mr. Schnorf holds options to purchase 25,000 shares at the offering price of the shares offered hereby within 60 days from the date of this prospectus in his capacity as a director.
(3) Includes options to purchase 25,000 shares at the offering price of the shares offered hereby within 60 days from the date of this prospectus and 275,000 shares at $2.00 per share beginning January 1, 2001.

(4) Includes options to purchase 25,000 shares at the offering price of the shares offered hereby within 60 days from the date of this prospectus.

(5) If the over-allotment option is exercised in full, holdings would be 3,260,000 shares or 70.7% after the offering.

                            DESCRIPTION OF SECURITIES


         The authorized capital stock of the company consists of 20,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of October 31, 2000 there were 2,825,000 shares of common stock issued and outstanding and no shares of preferred stock outstanding. There were 19 holders of the common stock.


Units

         Each unit consists of one share of common stock and one warrant which entitles the holder to purchase one share of common stock at (120% of the offering price) until 2005. The shares and the warrants included in the units will automatically separate 30 days from the date of this prospectus, after which the common stock and warrants in the units will trade separately. If the over-allotment option is exercised, the selling shareholders will provide the shares included in the over-allotment units and the company will provide the warrants and the shares of common stock underlying such warrants.

Common Stock

         Shareholders are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the board of directors. Each share of common stock is entitled to one vote on matters submitted to shareholders. Cumulative voting is denied. There are no preemptive or redemption rights available to shareholders of common stock. Upon liquidation, dissolution or winding up of Aarica, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock are, and the shares, the units and the shares underlying the units, to be issued in this offering will be fully paid and non-assessable.

Redeemable Common Stock Purchase Warrants

         The warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement between Aarica and American Stock Transfer & Trust Company as warrant agent. The following statements are summaries of the material provisions of the warrant agreement. Copies of the warrant agreement may be obtained from Aarica or the warrant agent and have been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

         Each warrant entitles the holder to purchase one share of common stock at an exercise price of $________ per share (120% of the offering price per share) at any time after the common stock and warrants become separately tradable until ( 5 years from the date of this prospectus). We may reduce the exercise price of the warrants for a period of at least 20 days. The right to exercise the warrants will terminate at the close of business on (5 years from the date of this prospectus). The warrants contain provisions that protect the warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A warrant holder will not possess any rights as a shareholder of Aarica. Shares of common stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.
         At any time after the warrants become separately tradable we may redeem some or all of the warrants at a call price of $0.05 per warrant, upon thirty
(30) day's prior written notice if the closing sale price of the common stock on the __________ Exchange has equaled or exceeded (150% of the offering price per share) for ten (10) consecutive days immediately preceding the notice of redemption.

         The warrants may be exercised only if a current prospectus relating to the underlying common stock is then in effect and only if the shares are qualified for sale or exempt from registration under the securities laws of the state or states in which the purchaser resides. So long as the warrants are outstanding, we have undertaken to file all post-effective amendments to the registration statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the warrants were initially offered to permit the issuance and resale of the common stock issuable upon exercise of the warrants. However, there can be no assurance that we will be in a position to effect such action, and the failure to do so may cause the exercise of the warrants and the resale or other disposition of the common stock issued upon such exercise to become unlawful.


Selling Agent's Warrants

         The selling agent in the June 1999 private placement received warrants to purchase 105,000 shares of the common stock at $2.50 per share until June 30, 2004. The exercise price may be paid in cash, stock of the company or by tender of a portion of the warrants based on the exercise price and the closing price of the common stock on the trading date preceding the tender. The number of shares issuable upon exercise of the warrants is subject to adjustment in the event of a stock dividend, spin-off, split up or reduction in number of shares outstanding. The holder of the warrants has demand and "piggy-back" registration rights with respect to the common stock issuable upon exercise of the warrants at the company's expense.


Preferred Stock

         The board of directors, without further action by the shareholders, is authorized to issue up to 3,000,000 shares of preferred stock, $.01 par value. The preferred shares may be issued in one or more series. The terms as to any series, as relates to any and all of the relative rights and preferences of shares, including without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquidation will be determined by the board of directors. The issuance of preferred stock with voting and conversion rights could have an adverse affect on the voting power of the holders of the common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of the common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control. We have no plans or commitments to issue any shares of preferred stock.

Transfer Agent, Registrar and Warrant Agent
         The Transfer Agent, Registrar and Warrant Agent for the units, common stock and warrants will be American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have 3,825,000 shares of common stock issued and outstanding. Of these shares, the 1,000,000 shares sold in this offering will be freely tradable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities Act) of Aarica. The remaining 2,825,000 shares, will be "restricted shares" within the meaning of the Securities Act. Restricted shares cannot be publicly sold unless registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as that provided by Rule 144 under the Securities Act.
         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the later of the date such shares were acquired from Aarica or any affiliate of Aarica. Rule 144 provides, however that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of common stock (approximately 38,250 shares following the completion of this offering) or the average weekly trading volume in our shares during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Anyone who is not an affiliate for a period of at least 90 days is entitled to sell restricted shares under Rule 144 without regard to the limitations if at least two years have passed since the date such shares were acquired from us or any affiliate. Any affiliate is subject to such volume limitations regardless of how long the shares have been owned or how they were acquired.
         After this offering, Mr. Kolozs will own 2,250,000 shares of the common stock (2,200,000 if his allotted shares are sold in the over-allotment option). Mr. Kolozs and the other officers and directors will enter into an agreement with the underwriters agreeing not to sell or otherwise dispose of any shares for one year after the date of this prospectus without the prior written consent of the underwriters. The 200,000 shares acquired by private investors in a private offering in June 1999 became eligible for sale under Rule 144 in June 2000 and the 200,000 shares acquired by CCEC in July 1999 became eligible for sale under Rule 144 in July 2000. The 150,000 shares acquired by CCEC in June 2000 will be eligible for sale under Rule 144 in June 2001. The 150,000 CCEC shares, together with any shares acquired by CCEC upon the exercise of stock options, will be subject to a six-month lock-up.

         We cannot predict the effect, if any, that an offer or sale of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted shares in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

                              Plan of distribution


         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Institutional Equity Corporation., have severally agreed to purchase from us and we have agreed to sell to the underwriters, the respective number of units set forth opposite their respective names at the initial public offering price, less the underwriting discounts set forth on the cover page of this prospectus:

         Underwriters                                                         Number of Units

         Institutional Equity Corporation

         Total                                                                       1,000,000


         The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock and our warrants are subject to approval of certain legal matters by counsel to the underwriter and to certain other events. The underwriters are obligated to purchase all shares of common stock and warrants we are offering (other than those covered by the over-allotment option described below), if any such shares are purchased.


         We have been advised by the representatives of the underwriters that the underwriters propose initially to offer the units to the public at the offering price set forth on the cover page of this prospectus and through members of the NASD. The representatives have also advised us that the underwriters may allow a concession, not in excess of $___ per unit, and in their discretion, to certain domestic dealers who are members of the NASD and which domestic dealers agree to sell our securities in conformity with the NASD Conduct Rules. The initial public offering price and concessions will not be changed by the representatives until after the offering has been completed. The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.


         At the closing of the sale of our securities that we are offering, we will sell to the underwriters, the underwriter's warrants, for nominal consideration, entitling the underwriters to purchase an aggregate of 100,000 units containing 100,000 shares of common stock and 100,000 warrants. The underwriters' warrants shall be non-exercisable and non-transferable, other than a transfer to affiliates of the underwriters or members of the selling group for a period of twelve months following the effective date. The underwriters' warrants and the underlying securities shall contain anti-dilution provisions and are redeemable. The underwriters' warrants will be exercisable for a period of four years commencing one year following the effective date and, if the underwriters' warrants are not exercised during such period, they shall, by their own terms, automatically expire.


         The exercise price of each underwriter's warrants shall be:


o        $____ per unit and
o        $____ per share of common stock underlying the warrant,

which are 120% of the public offering price of our units and 150% of public offering price of the shares of common stock underlying our warrants.

         In addition, we have granted to the underwriters a single demand registration right and unlimited piggy back registration rights with respect to our common stock and our warrants underlying the underwriter's warrants for a period commencing at the beginning of the second year and concluding at the end of the fifth year following the effective date.


         The warrants will not be redeemable for a period of twelve months following the effective date, at which time the warrants may be redeemed by us for $0.05 per warrant on not less than thirty days prior written notice, subject to exercise by the underwriters, if the closing bid price for our common stock has been at least $___ per share for thirty consecutive trading days. If we exercise our right to redeem warrants, the underwriters may still exercise the warrants until the close of business on the day immediately before the date fixed for redemption. If any warrant called for redemption is not exercised by such time, it will not be exercisable, and the underwriters will be entitled only to the redemption price.


         We may redeem the warrants at any time that a current registration statement under the Securities Act covering the shares of common stock issuable upon exercise of our warrants is in effect. The issuance of such shares to the underwriters must be registered, qualified or exempt under the laws of the state in which the underwriters reside. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to the underwriter as required by Section 10(a)(3) of the Securities Act.

         Under Rule 2710(a)(7)(A) of the NASD Conduct Rules, the warrants acquired by the underwriters will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering, except to officers or partners (not directors) of the underwriters and members of the selling group and their officers or partners.


         In addition to the above, the company and the selling shareholders have granted to the underwriters an option exercisable for 45 days from the effective date, to purchase up to an additional 150,000 units containing 150,000 shares of common stock and 150,000 warrants at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. All of the shares of common stock included in the over-allotment units will be sold to the underwriters by the selling shareholders and the company will not receive any proceeds from the sale of such shares. The underwriters, or the underwriters individually at their option, may exercise this option solely to cover over-allotments in the sale of our securities being offered by this prospectus.


         Prior to this offering, there has been no public market for our securities and there can be no assurances that an active public market for our securities will be developed or, if developed, sustained after this offering. The initial public offering price of our units and the exercise price and terms of our warrants have been arbitrarily determined by negotiations between us and the underwriters and may bear no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included:

          o an evaluation by our management and the underwriters of the history of and prospects for the industry in which we compete,

o        an assessment of management,
o        our prospects,
o        our capital structure, and
o        certain other factors deemed relevant.

         The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares of common stock and/or warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that our units, shares of common stock and/or warrants can be resold at any time at the initial public offering prices or any other prices.


         We have agreed to pay our underwriters an underwriting discount as a commission equal to ten percent of the gross proceeds of this offering, including the gross proceeds from the sale of the over-allotment option, if exercised. We have also agreed to reimburse the underwriters on a non-accountable basis for their expenses in the amount of two percent of the gross proceeds of this offering, including proceeds from any securities purchased under the over-allotment option. The underwriters will pay the underwriters' expenses in excess of the non-accountable expense allowance. To the extent that the expenses of the underwriters are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the underwriters.


         If the underwriters, at their election at any time one year after the date of this prospectus, solicit the exercise of the warrants, Aarica will be obligated, subject to certain conditions, to pay the underwriters a warrant solicitation fee equal to 5% of the aggregate proceeds received by Aarica as a result of the solicitation. No warrant solicitation fees will be paid within one year after the date of this prospectus. No solicitation fee will be paid if the market price of the common stock is lower than the then exercise price of the warrants. No solicitation fee will be paid if the warrants being exercised are held in a discretionary account at the time of their exercise, except where prior specific approval for exercise is received from the customer exercising the warrants and no solicitation fee will be paid unless the customer exercising the warrants states in writing that the exercise was solicited and designates in writing the underwriters or other broker-dealer to receive compensation in connection with the exercise.


         We have agreed to indemnify the underwriters against any costs or liabilities incurred by the underwriters by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. The underwriters have, in turn agreed to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the underwriters and furnished in writing by the underwriters. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.


         Shares of common stock held by our existing shareholders prior to the effective date (other than those subject to the over-allotment option), are subject to a one year lock-up period, with the exception of 200,000 shares of common stock issued in the June 1999 private placement, and shares acquired by CCEC and Robert E. Schmidt, Jr. upon the exercise of stock options, which are subject to a six month lock-up period from the date of exercise. CCEC's 150,000 shares acquired in June 2000, as consideration for cancellation of approximately $300,000 of debt will be subject to a six month lock-up from the effective date of this prospectus and become eligible for sale under Rule 144 in June 2001 unless registered under the Securities Act prior to that date. The lock-up periods begin on the later of the date of issuance or the effective date of this prospectus, and are subject to early termination at the sole discretion of the underwriters. If the over-allotment option is exercised, Mr. Kolozs will sell up to 50,000 shares and CCEC will sell up to 100,000 of the shares it acquired in July 1999. An appropriate legend referring to these restrictions is or will be marked on the face of the certificates representing all such securities. Moreover, for a period of twelve months from the effective date, we will not sell or otherwise dispose of any securities without the prior written consent of the underwriters.


         The underwriters shall have the right to designate a member of the board of directors, or at the underwriters' option, to designate one individual to attend the meetings of our board of directors for a period of five years after the effective date. If Robert A. Shuey, III, a principal of Institutional Equity Corporation, is designated as a member of the board of directors, he will receive an annual retainer of $5,000 and $1,000 per meeting attended, $1,000 for chairing a committee of the board of directors, and $500 for each committee meeting attended.


         The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the underwriting agreement, which is filed, as an exhibit to the registration statement.

         In connection with the offering, Institutional Equity Corporation, on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids or purchases of units made for the purpose of preventing or retarding a decline in the market price of the units while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Institutional Equity Corporation , in covering syndicate short positions or making stabilizing purchases, repurchases units originally sold by that syndicate member. These activities may cause the price of the units to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Boston Stock Exchange and/or the NASDAQ SmallCap Market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

Listing applicationS

We have applied for listing of the units, common stock and warrants on the Boston Stock Exchange and the NASDAQ SmallCap Market under the trading symbols:
AHM/U, AHM and AHM/W on the Boston Stock Exchange and ARHI/U, ARHI, and ARHI/W on the NASDAQ SmallCap Market, respectively. We cannot assure that either application will be approved.


                                  LEGAL MATTERS


         The legality of our units, common stock and warrants being offered in this prospectus will be passed upon for us by Maurice J. Bates, L.L.C., Dallas, Texas. Certain legal matters will be passed upon for the underwriters by the law firm of Wolin, Ridley & Miller, LLP, Dallas, Texas.


                                     EXPERTS

         The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AARICA HOLDINGS, INC.




                   Index to Consolidated Financial Statements


                    Audited Consolidated Financial Statements
                                                                                                       Page
-----------------------------------------------------------------------------------------------------------
Report of Arthur Andersen, Independent Public Accountants                                               F-1

Consolidated Balance Sheets as of December 31, 1999 and 1998                                            F-2

Consolidated Statements of Operations
 for the years ended December 31, 1999 and 1998                                                         F-3

Consolidated Statements of Shareholders' Deficit
 for the years ended December 31, 1999 and 1998                                                         F-4

Consolidated Statements of Cash Flows
 for the years ended December 31, 1999 and 1998                                                         F-5

Notes to Consolidated Financial Statements as of December 31, 1999 and 1998                             F-6




                          Unaudited Consolidated Financial Statements as of June 30, 2000

Unaudited Consolidated Balance Sheet as of June 30, 2000                                               F-15

Unaudited Consolidated Statements of Operations for the six months ended
June 30, 2000 and 1999                                                                                 F-17

Unaudited Consolidated  Statements of Shareholders' Deficit
 for the six months ended June 30, 2000                                                                F-18

Unaudited Consolidated Statements of Cash Flows for the six months
ended June 30, 2000 and 1999                                                                           F-19

Notes to Unaudited Consolidated Financial Statements as of June 30, 2000                               F-20




Report of Independent Public Accountants

To the Shareholders of
Aarica Holdings, Inc.


We have audited the accompanying consolidated balance sheets of AARICA HoldingS, inc. (a United States corporation) AND SUBSIDIARIES (see Note 1) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the accompanying financial statements, the Company was reorganized during 1998. As a result, Aarica Holdings, Inc. was incorporated on November 2, 1998 to become the holding company of all of the companies of the group. Since the reorganization involved a combination of companies with common stockholders, it was accounted for in a manner similar to a pooling-of-interests by retroactively reflecting the reorganization in the accompanying financial statements as if it had occurred as of the beginning of the earliest period presented.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aarica Holdings, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



/s/ Arthur Andersen

Mexico City, D.F.
July15, 2000 (except with respect to the matters discussed in Notes 1 and 5, as to which the dates are August 15, 2000 and December 7, 2000, respectively).

                     Aarica Holdings, Inc. and Subsidiaries
          Consolidated balance sheets as of December 31, 1999 and 1998
                            (Stated in U.S. dollars)

Assets
                                                                                               1999                 1998
                                                                                      ----------------       --------------
Current assets:
      Cash and cash equivalents                                                       $        214,654    $        254,409
      Restricted cash                                                                          262,544                -
      Accounts receivable-
         Trade, net of allowance for doubtful accounts of $120,000 and
             $142,000 in 1999 and 1998, respectively                                         1,598,320             903,026
         Other                                                                                 146,222             104,729

                                                                                      -----------------     ---------------
                                                                                             1,744,542           1,007,755

      Inventories                                                                            1,544,696           1,706,650
      Prepaid expenses                                                                          27,658              20,908

                                                                                      -------------------   ----------------
                  Total current assets                                                       3,794,094           2,989,722

Machinery and equipment                                                                        830,079           1,014,717

Other assets                                                                                     8,882               7,252

                                                                                      -------------------    --------------
                  Total assets                                                        $      4,633,055    $      4,011,691
                                                                                            ===========         ===========

Liabilities and shareholders' deficit

Current liabilities:
    Accounts payable-trade                                                                   2,314,127    $     1,413,486
    Accrued taxes                                                                            1,355,392            853,687
    Notes payable to related parties                                                         1,852,111            953,489
    Other accrued expenses and liabilities                                                     357,509            254,479

                                                                                      ----------------------------------------
                  Total current liabilities                                                  5,879,139          3,475,141

Long-term debt                                                                                   -              4,335,213

Shareholders' deficit:
    Common stock, $.01 par value;  20,000,000  authorized shares;  2,800,000 and
      2,600,000 shares outstanding at December 31, 1999 and 1998,
      respectively                                                                             28,000              26,000
    Preferred stock, $.01 par value; 3,000,000
      authorized shares                                                                          -                   -
    Additional paid-in capital                                                                418,010                -

                                                                                      ----------------------------------------
                                                                                              446,010              26,000
    Accumulated losses                                                                    (1,692,094)         (3,824,663)

                                                                                      ----------------------------------------
                  Total shareholders' deficit                                             (1,246,084)         (3,798,663)

                                                                                      ----------------------------------------
                  Total liabilities and shareholders' deficit                         $     4,633,055    $      4,011,691
                                                                                          ===========         ===========

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                     Aarica Holdings, Inc. and Subsidiaries

                      Consolidated statements of operations
                 For the years ended December 31, 1999 and 1998
                            (Stated in U.S. dollars)





                                                                                               1999                1998
                                                                                      ----------------         -------------

Net sales                                                                             $      5,433,254    $      5,742,454

Cost of sales                                                                                5,146,857           4,661,644

                                                                                      ------------------- -------------------
                           Gross profit                                                        286,397           1,080,810

Operating expenses:
    Selling, general and administrative                                                      1,540,461           1,397,621

                                                                                      ------------------- -------------------
                  Operating loss                                                           (1,254,064)           (316,811)

Other income (expenses):
    Interest expense                                                                         (233,842)           (409,158)
    Translation loss                                                                         (157,102)           (136,343)
    Other income (expense)                                                                   (221,996)                 665

                                                                                      ------------------- -------------------
                                                                                             (612,940)           (544,836)

                                                                                      ------------------- -------------------
                  Loss before provisions for asset and income taxes                        (1,867,004)           (861,647)

Provisions for asset and income taxes                                                      (1,366,161)           (394,532)

                                                                                      ------------------- -------------------
                  Loss before extraordinary item                                             (500,843)           (467,115)

Extraordinary item - Bank and creditor settlements, net of
    related income tax effects of $1,417,990 in 1999 and
    $464,141 in 1998                                                                        2,633,412             861,976

                                                                                      ------------------- -------------------
                  Net income                                                          $     2,132,569    $        394,861
                                                                                          ===========         ===========

                  Weighted average shares outstanding                                       2,703,836           2,600,000
                                                                                          ===========         ===========
Earnings per share:
    Loss before extraordinary item                                                         $   (0.19)         $    (0.18)
    Extraordinary item                                                                           0.98                0.33

                                                                                      ------------------- -------------------
                  Net income                                                               $     0.79         $      0.15
                                                                                          ===========         ============




              The accompanying notes are an integral part of these
                            consolidated statements.

                     Aarica Holdings, Inc. and Subsidiaries

                Consolidated statements of shareholders' deficit
                 For the years ended December 31, 1999 and 1998
                            (Stated in U.S. dollars)




                                              Capital Stock                   Additional                               Total
                                                                               Paid-in           Accumulated        Shareholders'
                                      -------------------------------------

                                            Shares             Amount          Capital             Losses              Deficit
                                      ----------------    ----------------   -------------     ----------------      --------------

Balance as of December 31, 1997           2,600,000         $   26,000         $   -            $  (4,219,524)     $ (4,193,524)

    Net income                                -                   -                -                   394,861            394,861
                                    ------------------    ----------------   ----------------   ----------------    ---------------
Balance as of December 31, 1998           2,600,000             26,000             -                (3,824,663)        (3,798,663)

    Issuance of common shares               200,000              2,000            418,010                -                420,010
    Net income                                -                    -               -                 2,132,569           2,132,569
                                     -----------------    ---------------     ---------------    ---------------     --------------
Balance as of December 31, 1999           2,800,000         $   28,000         $  418,010        $  (1,692,094)     $   (1,246,084)
                                          ============       =============     ==============      =============       ============




























              The accompanying notes are an integral part of these
                            consolidated statements.

                     Aarica Holdings, Inc. and Subsidiaries

                      Consolidated statements of cash flows
                 For the years ended December 31, 1999 and 1998
                            (Stated in U.S. dollars)



                                                                                              1999               1998
                                                                                     ----------------      -------------
Cash flows from operating activities:
    Net income                                                                       $      2,132,569   $        394,861
    Adjustments to reconcile net income to net cash provided (used in) by operating activities-
           Extraordinary item- Bank and creditor settlements                              (3,722,727)         (1,326,117)
           Depreciation and amortization                                                      215,922             195,411
           Decrease (increase) in-
              Restricted cash                                                               (262,544)   -
              Trade receivables                                                             (660,047)              75,896
              Other accounts receivable                                                      (37,567)             161,481
              Prepaid expenses                                                                (5,973)              18,204
              Inventories                                                                     161,954            (24,612)
           Increase (decrease) in-
                  Accounts payable-trade                                                    1,108,789              33,157
                  Accrued taxes                                                               469,027             270,721
                  Other accrued expenses and liabilities                                       93,481             (88,679)

                                                                                     --------------------------------------
                  Net cash used in operating activities                                     (507,116)           (289,677)

                                                                                     --------------------------------------
Cash flows from investing activities:
    Additions to machinery and equipment                                                     (31,284)           (259,708)
    Other assets                                                                              (1,363)              27,285

                                                                                     --------------------------------------
                  Net cash used in investing activities                                      (32,647)           (232,423)

                                                                                     --------------------------------------
Cash flows from financing activities:
    Proceeds from notes payable to related parties                                          1,167,814             597,658
    Payments on notes payable to related parties                                            (307,088)                -
    Proceeds from long-term debt                                                                -                 377,149
    Loan payments                                                                           (750,000)                -
    Increase in capital stock                                                                 420,010                -

                                                                                     --------------------------------------
                  Net cash provided by financing activities                                   530,736             974,807

                                                                                     --------------------------------------

Effect of exchange rate changes on cash                                                      (30,728)            (600,736)

                                                                                     --------------------------------------
                  Net decrease in cash and cash equivalents                                  (39,755)            (148,029)

                  Cash and cash equivalents at beginning of year                              254,409              402,438

                                                                                     --------------------------------------
                  Cash and cash equivalents at end of year                           $        214,654   $          254,409
                                                                                          ===========          ===========
Supplemental cash flow disclosures:
                  Income taxes paid                                                  $         40,904   $           36,197
                                                                                          ===========          ===========
                  Interest paid                                                      $        324,935   $          277,658
                                                                                          ===========          ===========

              The accompanying notes are an integral part of these
                            consolidated statements.

                      Description   of  business  and  summary  of   significant
accounting policies:

Description of business-

The Company through its subsidiaries designs, manufactures and sells athletic footwear and sportswear principally in Mexico. The primary customers are large, international footwear distributors as well as distributors and retailers in Mexico. The Company has a manufacturing facility in Fresnillo, Zacatecas, Mexico and a distribution facility and administrative office in Mexico City.

The Company has received a letter of intent from Institutional Equity Corporation of Dallas, Texas for a firm commitment underwriting to raise approximately $10 million from the issuance of units consisting of common stock and warrants to purchase common stock in an initial public offering. The Company filed a registration statement with the Securities and Exchange Commission on Form SB-2 in August 2000 in anticipation of a late 2000 offering.

Use of estimates-

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and use certain assumptions that affect the reported amounts of assets and liabilities and the required disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

Basis of presentation-

          The accompanying consolidated financial statements include the financial statements of Aarica Holdings, Inc. and its wholly-owned subsidiary, Aarica Holdings Mexico, S.A. de C.V., which in turn has the following subsidiaries:

                                                                                      % Ownership

                -        Aarica Sport, S.A. de C.V.                                       99.9
                -        Taimex Industries, S.A. de C.V.                                 100.0
                -        Aarica Sport Products Manufacturing, S.A. de C.V.                80.0
                -        West Coast Sports, S.A. de C.V.                                  99.9

          The Company was reorganized during 1998. As a result, Aarica Holdings Mexico, S.A. de C.V. was incorporated in December 1998 to become the holding company of all of the Mexican companies of the group. Additionally, Aarica Holdings, Inc. was incorporated in November 1998 as the owner of the Mexican holding company. Since the reorganization involved a combination of companies with common stockholders, it was accounted for in a manner similar to a pooling-of-interests by retroactively reflecting the reorganization in the accompanying financial statements as if it had occurred as of the earliest period presented.


All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

Consolidation of foreign subsidiaries-

          Aarica Holdings, Inc., a holding company without any substantive operations, is incorporated in the United States and records its transactions in U.S. dollars. However, all of its subsidiaries are Mexican corporations that record all of their transactions and operations in Mexican pesos.

          The functional currency of the Mexican operations is considered to be the U.S. dollar. Accordingly, all Mexican peso amounts are translated into U.S. dollars using the "remeasurement " approach prescribed by Statement of Financial Accounting Standards ("SFAS") No. 52, as follows:

          (a) Quoted year-end rates of exchange are used to remeasure monetary assets and liabilities.

(b) All nonmonetary assets and shareholders' deficit accounts are remeasured at the rates of exchange in effect at the time the items were originally recorded.

(c) Revenues and expenses are remeasured at the average rates of exchange in effect during the year, except for cost of sales, depreciation and amortization, which are translated at the rates of exchange in effect when the respective assets were manufactured or acquired.

          (d) The translation loss arising from the remeasurement is included in the determination of net income of the period.


Cash equivalents-

Cash equivalents are primarily bank deposits valued at market (cost plus accrued interest).

Restricted cash-

Restricted cash represents a restricted trust fund to guarantee letters of credit issued by the Company in the amount of $262,544.

Inventories-

All inventories are stated at average cost, which does not exceed market.

Machinery and equipment-

Machinery and equipment are stated at cost. When machinery and equipment are retired or otherwise disposed of, the cost is removed from the books, accumulated depreciation is charged with an amount equivalent to the depreciation previously provided on the retired asset, and the difference is charged or credited to income.

Depreciation of machinery and equipment is calculated using the straight-line method over the following estimated useful lives:

                                                                                             Years

                Machinery and equipment                                                    10
                Molds                                                                       3
                Furniture and fixtures                                                     10
                Transportation equipment                                                    4
                Computer equipment                                                          3



Impairment of long-lived assets-

The Company periodically evaluates the carrying value of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of ". Under SFAS No. 121, long-lived assets to be held and used on operations are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flow is less than the carrying amount of the long-lived assets being evaluated.

Employee severance benefits-

In accordance with Mexican Labor Law, the Mexican subsidiaries are liable for separation payments, which consist of the payment of three months plus 20 days of salary for each year of service to employees terminating under certain circumstances. These payments are charged to the results of the period in which they are made, since they have no vesting provisions and the occurrence has been rare.

Also under Mexican Labor Law, the Mexican subsidiaries are liable for seniority premium payments of 12 days of salary (up to a maximum of twice the minimum wage) for each year of service to employees who:

          - Retire or are terminated, once they have reached 15 or more years of service with the Company.

          - Are terminated under certain circumstances, regardless of the years of service to the Company.

This seniority premium benefit qualifies as a defined benefit plan under SFAS No. 87. However, since the average seniority of the Company's employees is very low due to the high turnover of its employees, the potential seniority premium liability is not considered significant and thus has not been recorded.

Income taxes-

Deferred income taxes are provided by the liability method for all temporary differences between the amounts of assets and liabilities for financial and tax reporting purposes, computed in accordance with SFAS No. 109, "Accounting for Income Taxes".

Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established for any deferred tax asset for which it is more likely than not that the related benefits will not be realized.

Financial instruments-

The Company's financial instruments include cash equivalents, accounts receivable, accounts payable and notes payable. Due to the short-term nature of these items, the fair value of these instruments approximates their recorded value. Additionally, the Company does not have financial instruments with off-balance sheet risk.

Revenue recognition-

Sales and related cost of sales are recorded when title passes to the customer, generally when the goods are delivered to the customer or independent carrier. Estimated provisions for returns and allowances are provided for in the same period the related sales are recorded.

Advertising costs-

Advertising  costs  (approximately   $47,000  and  $32,000  in  1999  and  1998,
respectively) are expensed as incurred.

Recently issued accounting pronouncements-

In June 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes the accounting and reporting standards for all derivative financial instruments, including those embedded in other contracts, and for hedging activities. The statement, to be applied prospectively, will be effective for the Company's quarter ending March 31, 2001. The Company does not presently have any derivative financial instruments; however, there can be no assurance that the Company will not invest in such instruments in the future.


1        Inventories:

                                                                                             1999               1998
                                                                                    ----------------   -------------

                Raw materials                                                       $        613,179   $        773,720
                Work-in-progress                                                             128,442            431,185
                Finished goods                                                               556,451            246,373

                                                                                    ----------------------------------------
                                                                                           1,298,072          1,451,278
                Merchandise-in-transit                                                       246,624            255,372

                                                                                    ----------------------------------------
                                                                                    $      1,544,696   $      1,706,650
                                                                                        ============       ============

As of December 31, 1999, irrevocable letters of credit in the amount of $276,490 were issued related to purchase commitments of inventories with foreign suppliers.

2        Machinery and equipment:

                                                                                             1999               1998
                                                                                    ----------------      -------------

                Machinery and equipment                                             $      1,175,941   $      1,175,941
                Molds                                                                         36,203             33,662
                Furniture and fixtures                                                       249,866            226,166
                Transportation equipment                                                      81,619             76,576
                Computer equipment                                                            99,790             99,790

                                                                                    --------------------------------------
                                                                                           1,643,419          1,612,135
                Less- Accumulated depreciation                                             (813,340)          (597,418)

                                                                                    --------------------------------------
                                                                                    $        830,079   $      1,014,717
                                                                                         ===========        ===========



The Company manufactures its products at its facility in the State of Zacatecas, Mexico. The government of Zacatecas arranged for the facility to be built on behalf of the Company, and the Company executed a lease agreement that provided for an annual rental cost of approximately $100,000. From the inception of the lease through June 1999, the Company has been able to successfully negotiate a waiver of all rental payments. The Company is required to begin paying an annual rental of approximately $100,000, plus value-added tax, with annual Mexican inflation increases under a lease agreement which expires in April 2001 but includes a one-year extension option. The Company has accrued $57,500 at December 31, 1999 with respect to this matter.

The Company's commercial and distribution offices are located in Mexico City. The current lease expires on September 30, 2005, with an annual rental of approximately $96,000 plus value-added tax, with annual Mexican inflation increases. The Company paid approximately $75,947 and $75,973 in 1999 and 1998, respectively, for the rent of the facility in Mexico City. The Company's United States office is based in Maitland, Florida, and its annual rental is $8,000.

3        Long-term debt:

          On January 14, 2000, Aarica Sport, S.A. de C.V. and Taimex Industries, S.A. de C.V. completed the restructuring of their long-term debt of $4,506,096 with Banco Bilbao Vizcaya Mexico, S.A. (BBV). As a result of this restructuring, $3,756,096 ($2,441,463 net of income tax effects) of principal and interest was forgiven and is presented in the statement of operations as an extraordinary gain. The residual amount of $750,000 was paid in January 2000 with borrowings from Schmidt International, LLC . Because the negotiation of this agreement was completed in December 1999, this transaction was recorded as of December 31, 1999. An additional settlement of $295,306 ($191,949 net of income tax effects) with creditors was also recorded as an extraordinary gain.

A prior debt settlement with BBV resulted in an extraordinary gain of $935,329 ($607,964 net of income tax effects) in 1998. The Company also had settlements with other creditors that generated additional extraordinary gains of $390,788 ($254,012 net of income tax effects) in 1998.

4        Notes payable to related parties:

Notes payable to related parties are as follows:

                                                                                             1999                 1998
                                                                                    -  ---------------        -------------

                Schmidt International, LLC                                          $      1,478,820   $         251,264
                Continental Capital & Equity Corporation                                     280,012             295,393
                Carol Kolozs                                                                  93,279             406,832

                                                                                    ----------------------------------------
                                                                                    $      1,852,111   $         953,489
                                                                                        ============            ============


The Company incurred interest expense on liabilities to related parties of $68,081 and $50,231 in 1999 and 1998, respectively.

As part of its debt restructuring, the Company signed a note payable to Schmidt International, LLC (Schmidt) for $1,478,820 and another to Continental Capital & Equity Corporation (CCEC) for $280,012. The notes payable to Schmidt and CCEC bear annual interest rates of prime + 5% and 10%, respectively. The Schmidt note is secured by 2,400,000 shares of the Company owned by Carol Kolozs, majority shareholder, President and Director of the Company.

In June 2000 the Company obtained an additional loan from Schmidt in the amount of $600,000 to provide working capital and funds for a portion of the costs of the planned initial public offering (IPO). The loan bears interest at the rate of prime plus 5% per annum (14.50% as of June 30, 2000) and does not require any interest payments until the maturity date. On December 7, 2000, the Company obtained an extension of both Schmidt loans to December 31, 2000. Management believes the Company will be able to successfully negotiate an extension of the maturity date if the IPO is not consummated.

On June 29, 2000 CCEC exchanged its outstanding principal and interest from its revolving credit line to the Company in the approximate balance of $300,000 for 150,000 shares of common stock from the personal holdings of Carol Kolozs, majority shareholder, President and Director of the Company. The conversion of the note agreement established certain restrictions and obligations for the Company, of which the most important are:

- The Company is limited in the quantity of shares (and the respective share prices) that can be issued (other than the IPO) without the consent of CCEC.

- A purchase option for up to 250,000 new shares of the Company's common stock at a price of $2.00 per share was issued to CCEC. Also, in the event the IPO has not been consummated on or before February 28, 2001, the option exercise price of the 250,000 shares will be $0.05 per share.

5        Income taxes:

Income and asset tax regulations-

The Mexican subsidiaries are subject to income and asset taxes. According to Mexican Law, income taxes are computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on asset values restated for effects of inflation, the deduction of inventory purchases in place of cost of sales, and the effects of inflation on certain monetary assets and liabilities. Beginning in 1999, the income tax rate increased from 34% to 35%, with the obligation to pay this tax each year at a rate of 30% (transitorily 32% in 1999) and the remainder upon distribution of earnings.

The asset tax is computed at an annual rate at 1.8% of the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income taxes of the period. Any required payment of asset taxes is refundable against the excess of income taxes over asset taxes for the preceding three and following ten years.

The provisions for income taxes and employee profit sharing have been determined on the basis of the taxable income of each individual company and not on a consolidated basis.

Mexican employee profit sharing-

The Mexican subsidiaries are subject to statutory employee profit sharing, which is calculated based on taxable income, after certain adjustments, primarily to exclude the effects of restated depreciation and the tax gain or loss from monetary position. The amount for 1999 was approximately $4,500 (included in operating expenses) and for 1998 there was no employee profit sharing.

Analysis of provisions and balances-

The tax effect of temporary differences that generated deferred tax liabilities (assets) under SFAS No. 109 as of December 31, 1999 and 1998 are as follows:

                                                                                             1999               1998
                                                                                       ----------------     -------------
                Deferred tax assets
                    Current-
                        Non-deductible reserves                                     $        104,085   $        129,173
                    Non-current-
                        Tax loss carryforwards                                             2,169,628          1,792,323

                                                                                    --------------------------------------
                                                                                           2,273,713          1,921,496

                                                                                    --------------------------------------
                Deferred tax liabilities
                    Current-
                        Inventories                                                        (445,143)            720,379
                    Non-current-
                        Settlements with creditors                                        (1,311,848)              -

                                                                                    --------------------------------------
                                                                                          (1,756,991)          720,379

                                                                                    --------------------------------------
                    Net deferred tax assets                                                  516,722         1,201,117
                    Valuation allowance                                                    (516,722)       (1,201,117)

                                                                                    --------------------------------------
                                                                                    $          -              $   -
                                                                                          ===========        ===========


Due to the uncertainty of the realization of the net deferred income tax assets, the Company has provided a 100% valuation allowance for the related potential future tax savings.

As of December 31, 1999, the Company cancelled the deferred taxes and valuation allowance for employee profit sharing in the amount of $131,378 that will not materialize since the Company transferred its employees to the new companies mentioned in Note 12. As a result, the new companies do not have any deferred taxes or valuation allowance to record.

In addition, the provisions for income taxes computed by applying the local statutory rate to income taxes as reconciled to the actual provisions are as follows for the years ended December 31:


                                                                      1999         %               1998         %
                                                             ----------------      -      ----------------      -

                Tax at statutory rate                        $      766,129       35      $     157,920         34
                Add (deduct)-                                                     35
                    Tax inflation adjustments, net                 (15,944)      (1)           (66,430)         (14)
                    Bank settlement                                   -                       (164,500)         (36)
                    Prospective change in statutory rate              -           -               4,645          1
                    Non-deductible expenses                         70,789        3              58,651          13
                    Other                                          (5,201)        1               3,858          1

                                                             -------------------          -------------------
                                                                   815,773        37            (5,856)          (1)
                Valuation allowance                              (815,773)       (37)             5,856           1

                                                             -------------------          -------------------
                                                                 $   -             0            $   -             0
                                                                  ===========                  ===========

Tax loss carryforwards-

As of December 31, 1999 the Mexican subsidiaries had tax loss carryforwards, which will be indexed for inflation through the date used to offset future taxable income, as follows (translated from Mexican pesos to U.S. dollars at the December 31, 1999 exchange rate):

                Expiration Date                                                           Amount

                    2004                                                            $      2,063,661
                    2005                                                                   4,135,277

                                                                                    -------------------
                                                                                    $      6,198,938
                                                                                          ==========

The U.S. Holding Company is subject to U.S. income taxes. The only deferred income tax items are tax loss carryforwards that have been reduced 100% by a valuation allowance. As of December 31, 1999 tax loss carryforwards are follows:

                Expiration Date                                                           Amount

                    2018                                                            $        129,975
                    2019                                                                     183,027
                                                                                    -------------------
                                                                                    $        313,002
                                                                                         ===========

6        Issuance of common stock:
---------------------------------

On July 22, 1999, the Company increased its capital stock in the amount of $2,000 through the issuance of 200,000 shares of common stock for cash. Additional paid-in capital of $418,010 resulted from this transaction.

7        Common and preferred stock:
-----------------------------------

The Company is authorized to issue 20,000,000 shares of common stock at a par value of $.01 per share. In addition, the Company is authorized to issue 3,000,000 shares of preferred stock, none of which was issued as of December 31, 1999. The features of the preferred stock may vary, among other things, as to the rate of dividend, conversion privilege and liquidation rights, based upon the resolution of the Board of Directors at the time of issuance.

8        Earnings (loss) per common share:

Basic earnings (loss) per common share is computed by dividing the net income or loss by the weighted average number of common shares outstanding. Diluted earnings (loss) per share reflects the possible dilution that could occur if all options or contracts to issue common stock were exercised or converted. Basic earnings (loss) per share is the same as diluted earnings (loss) per share in 1999 and 1998. In June 1999, the Company issued 105,000 warrants at $2.50 per share to Kashner Davidson Securities Corporation, which are not included in the computation of loss per share because they are antidilutive.

9        Royalties:

The Company has entered into two licensing agreements requiring royalty payments ranging from 4% to 5% of specified product sales. Royalties are charged to expense under the licensing agreements and totaled $105,000 and $25,000 in 1999 and 1998, respectively. Pursuant to these agreements, the future minimum guaranteed royalty payments are approximately $185,000 in 2000 and $222,000 in 2001. These licensing agreements expire on July 29, 2008 and December 31, 2002 with an automatic renewal until July 29, 2018 and December 31, 2007 for Lotto and L.A. Gear, respectively.

10       Concentrations of credit risk:

Financial instruments that potentially expose the Company to credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents are placed with high quality financial institutions, and the Company limits the amount of credit exposure with any one financial institution.

One customer accounted for approximately 46% of the Company's net sales in 1998. No sales to any single customer accounted for more than 10% of net sales in 1999.

11       Subsequent events:

          In 2000 two wholly-owned subsidiaries of Aarica Holdings Mexico, S.A. de C.V. were incorporated, Aarica Services, S.A. de C.V. and North American Shoe Company, S.A. de C.V. (NASCO). All employees of the Company were transferred into these new companies in order to minimize the statutory employee benefit costs to the Company.

12       Contingencies:

On November 16, 1999 the "maquiladora" program of Taimex, S.A. de C.V. (subsidiary company) was cancelled by the Commerce and Industrial Ministry (SECOFI). This program permitted Taimex not to pay import taxes if inventories were to be exported within two years. As a result of renegotiations, NASCO became eligible for this program on April 14, 2000, so the Company will be able to continue to receive this benefit. However, SECOFI could claim the import taxes for the Taimex inventories that have to be exported after November 16, 1999, and consequently there is a contingency in the amount of $315,658 as of the issue date of these consolidated financial statements.

The Company has not paid various taxes on which surcharges of approximately $70,000 have been computed. The surcharges have not been recorded since the Company believes that such amounts will be eliminated through negotiations with the tax authorities.

                     Aarica Holdings, Inc. and Subsidiaries

            Unaudited consolidated balance sheet as of June 30, 2000
                            (Stated in U.S. dollars)




Assets

Current assets:
      Cash and cash equivalents                                                                         $        214,448
      Accounts receivable-
         Trade, net of allowance for doubtful accounts of $134,715                                             1,585,971
         Other                                                                                                    33,461

                                                                                                        -------------------
                                                                                                               1,619,432

      Inventories                                                                                              2,067,027
      Prepaid expenses                                                                                           154,464

                                                                                                        -------------------
                  Total current assets                                                                         4,055,371


Machinery and equipment                                                                                          707,416

Other assets                                                                                                       6,799

                                                                                                        -------------------
                  Total assets                                                                          $      4,769,586
                                                                                                               ===========

























               The accompanying notes are an integral part of this
                          consolidated balance sheet.

                     Aarica Holdings, Inc. and Subsidiaries

            Unaudited consolidated balance sheet as of June 30, 2000
                            (Stated in U.S. dollars)




Liabilities and shareholders' deficit

Current liabilities:
    Accounts payable-trade                                                                              $       2,594,574
    Accrued taxes                                                                                               1,525,531
    Notes payable to related parties                                                                            2,198,460
    Other accrued expenses and liabilities                                                                        125,536

                                                                                                        -------------------
                  Total current liabilities                                                                     6,444,101

Shareholders' deficit:
    Common stock, $.01 par value; 20,000,000 authorized shares;
        2,800,000 shares outstanding                                                                              28,000
    Preferred stock, $.01 par value; 3,000,000
        authorized shares                                                                                           -
    Additional paid-in capital                                                                                   718,010

                                                                                                        -------------------
                                                                                                                 746,010
    Accumulated losses                                                                                       (2,420,525)

                                                                                                        -------------------
                  Total shareholders' deficit                                                                (1,674,515)

                                                                                                        -------------------
                  Total liabilities and shareholders' deficit                                           $     4,769,586
                                                                                                             ===========
























               The accompanying notes are an integral part of this
                          consolidated balance sheet.

                     Aarica Holdings, Inc. and Subsidiaries

                 Unaudited consolidated statements of operations
                 For the six months ended June 30, 2000 and 1999
                            (Stated in U.S. dollars)




                                                                                              2000               1999
                                                                                       ----------------      -------------

Net sales                                                                            $      3,226,445   $      2,135,852

Cost of sales                                                                               2,587,742          1,998,860

                                                                                     --------------------------------------
                           Gross profit                                                       638,703            136,992

Operating expenses:
    Selling, general and administrative                                                     1,078,061            824,866

                                                                                     --------------------------------------
                  Operating loss                                                            (439,358)          (687,874)

Other income (expenses):
    Interest expense                                                                        (394,080)          (358,111)
    Translation gain (loss)                                                                      157            (33,516)
    Other                                                                                    131,850            (74,127)

                                                                                     --------------------------------------
                                                                                            (262,073)          (465,754)

                                                                                     --------------------------------------
                  Loss before asset tax                                                     (701,431)        (1,153,628)

Provision for asset tax                                                                       27,000             25,500

                                                                                     --------------------------------------
                  Net loss                                                           $      (728,431)  $     (1,179,128)
                                                                                          ===========         ============

    Weighted average shares outstanding                                                     2,800,000          2,770,000
                                                                                          ============       ============

    Loss per share
                                                                                          $   (0.26)          $   (0.43)
                                                                                           ===========        ===========













              The accompanying notes are an integral part of these
                            consolidated statements.

                     Aarica Holdings, Inc. and Subsidiaries

           Unaudited consolidated statements of shareholders' deficit
                     For the six months ended June 30, 2000
                            (Stated in U.S. dollars)




                                                                                  Additional                               Total
                                             Capital             Stock             Paid-in           Accumulated       Shareholders'
                                              Shares             Amount            Capital              Losses            Deficit
                                        ----------------    ----------------   ----------------   ----------------    -------------

Balance as of December 31, 1999           2,800,000            $ 28,000           $  418,010       $  (1,692,094)     $ (1,246,084)

    Contribution of capital                    -                   -                 300,000              -                300,000
    Net loss                                   -                   -                   -                (728,431)         (728,431)

                                          -----------------------------------------------------------------------------------------
Balance as of June 30, 2000               2,800,000           $ 28,000   $          718,010          $ (2,420,525)   $  (1,674,515)
                                          ============         ============       ==============     =============    =============

































              The accompanying notes are an integral part of these
                            consolidated statements.

                     Aarica Holdings, Inc. and Subsidiaries

                 Unaudited consolidated statements of cash flows
                 For the six months ended June 30, 2000 and 1999
                            (Stated in U.S. dollars)


                                                                                               2000                1999
                                                                                           ----------------    -------------
Cash flows from operating activities:
    Net loss                                                                          $       (728,431)   $     (1,179,128)
    Adjustments to reconcile net loss to net cash provided by (used in)
       operating activities-
           Depreciation and amortization                                                        100,505             104,485
           Decrease (increase) in-
              Restricted cash                                                                   262,544               -
              Trade receivables                                                                (40,346)             269,201
              Prepaid expenses                                                                (132,319)            (28,021)
              Other accounts receivable                                                         112,219            (33,434)
              Inventories                                                                     (522,509)           (193,078)
           Increase (decrease) in-
              Accounts payable-trade                                                            457,251             445,588
              Accrued taxes                                                                     175,652             214,147
              Other accrued expenses and liabilities                                          (297,259)           (146,106)

                                                                                      ------------------- -------------------
                  Net cash provided by (used in) operating activities                          612,693)            (546,346)

                                                                                      ------------------- -------------------
Cash flows from investing activities:
    Other assets                                                                                1,876               (1,008)

                                                                                      ------------------- -------------------
                  Net cash provided by (used in) investing activities                           1,876               (1,008)

                                                                                      ------------------- -------------------
Cash flows from financing activities:
    Notes payable to related parties                                                            718,033             10,368
    Bank loans                                                                                  -                   385,981
    Issuance of capital stock                                                                   -                   420,010

                                                                                      ------------------- -------------------
                  Net cash provided by financing activities                                     718,033             816,359

                                                                                      ------------------- -------------------

    Effect of exchange rate changes on cash                                                   (107,422)           (110,611)

                                                                                      ------------------- -------------------

                  Net (decrease) increase in cash and cash equivalents                            (206)             158,394

                  Cash and cash equivalents at beginning of period                              214,654             254,409

                                                                                      ------------------- -------------------
                  Cash and cash equivalents at end of period                                $   214,448          $  412,803
                                                                                                ===========         ===========
Supplemental cash flow disclosures:

                  Noncash conversion of debt to additional capital                          $   300,000          $      -
                                                                                                ===========         ===========
                  Income taxes paid                                                         $       -            $    7,448
                                                                                                ===========         ===========
                  Interest paid                                                             $      275,632       $   96,435
                                                                                                ============        ===========

  The accompanying notes are an integral part of these consolidated statements

                     Aarica Holdings, Inc. and Subsidiaries

    Notes to unaudited consolidated financial statements as of June 30, 2000
                            (Stated in U.S. dollars)

             Basis of presentation of interim financial statements:

The accompanying interim consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods included herein. All adjustments other than those described in this report are, in the opinion of management, of a normal and recurring nature. These consolidated financial statements include the accounts of Aarica Holdings, Inc. and its subsidiaries listed in Notes 1 and 13 to the consolidated financial statements as of December 31, 1999 and 1998.

The results of the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. The accompanying financial statements should be read in conjunction with the Company's annual financial statements as of December 31, 1999 and 1998.

1        Inventories:

Inventories were comprised of the following as of June 30, 2000:

                Raw materials                                                       $        545,482
                Work-in-progress                                                             218,309
                Finished goods                                                             1,178,638

                                                                                    -------------------
                                                                                           1,942,429
                Merchandise-in-transit                                                       124,598

                                                                                    -------------------
                                                                                    $      2,067,027
                                                                                           ===========

2        Notes payable to related parties:

Notes payable to related parties are as follows as of June 30, 2000:

                Schmidt International, LLC                                          $      2,108,681
                Carol Kolozs                                                                  89,779

                                                                                    -------------------
                                                                                    $      2,198,460
                                                                                           ===========


3        Stock compensation plan:

The Company adopted the 2000 Stock Compensation Plan (the "Plan") in April 2000 for the granting of options to employees, directors and advisors to acquire up to 350,000 shares of the Company's common stock. The Plan authorizes the granting of incentive stock options to employees of the Company and nonqualified stock options to employees, directors and advisors. The exercise price of incentive stock options shall not be less than the fair market value of the shares on the date of the grant. The exercise price of nonqualified stock options is established on the date of the grant. The board of directors or committee administering the Plan will determine the number of shares, exercise price, period during which the option may be exercised (which may not exceed ten years), and any other terms and conditions of the option. The Plan terminates in April 2010.

                     Aarica Holdings, Inc. and Subsidiaries

    Notes to unaudited consolidated financial statements as of June 30, 2000
                            (Stated in U.S. dollars)

The Company has elected to follow the disclosure-only option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", and to account for the Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Options issued to persons other than employees will be accounted for based on the fair value of the consideration received or the fair value of the options issued, whichever is more reliably measurable at the date of the grant.

In April 2000 the Company granted nonqualified options to purchase 75,000 shares of common stock to outside directors and in June 2000 granted incentive stock options to purchase 200,000 shares to employees at the initial public offering price. The options to the outside directors vested immediately. The options to employees vest 20% per year over a period of five years. No compensation expense has been recognized or disclosed because the initial public offering price (the exercise price) is expected to be significantly above the estimated fair market value of the shares at the date of the grants.

4        Shareholder's deficit:

As described in Note 5 to the consolidated financial statements as of December 31, 1999 and 1998, Continental Capital & Equity Corporation ("CCEC") exchanged $300,000 of debt principal and interest for 150,000 shares of common stock from the personal holdings of Carol Kolozs, majority Shareholder, President and Director of the Company. A contribution of capital was recorded at the amount of the debt reduction. The Company also issued an option to CCEC for 250,000 new shares of the Company's common stock at $2.00 per share. No expense has been recorded or disclosed for these options, because the exercise price of the options that vested when granted is estimated to equal the fair market value of the stock at the grant date of June 30, 2000.

5        Earnings (loss) per common share:

As of June 30, 2000 the Company has issued the following options and warrants:

          - 105,000 warrants to Kashner Davidson Securities Corporation in June 1999 at $2.50 per share.

          - 250,000 options to CCEC in June 2000 at $2.00 per share.

          - 200,000 options to employees in June 2000 at the initial public offering price.

          - 25,000 options to outside directors in April 2000 at the initial public offering price.

See Note 9 to the consolidated financial statements as of December 31, 1999 and 1998 for a discussion of earnings (loss) per share.

6        Contingencies:

See Note 13 to the consolidated financial statements as of December 31, 1999 and 1998 for a discussion of contingencies and other related items. There have been no significant changes in the status of those contingencies as of June 30, 2000.

                              Aarica Holdings, Inc.

                                 1,000,000 Units
                                    Each Unit
                 consisting of 1,000,000 shares of Common Stock
                                       and
                    1,000,000 redeemable common stock purchase warrants

                           ---------------------------

                                   PROSPECTUS

                           ---------------------------


















                        Institutional Equity Corporation

                                 1-877-467-7891

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Pursuant to Section 2.02-1 of the Texas Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorneys fees.
         Article VI of the Articles of Incorporation provides as follows:
         "The Corporation shall indemnify any director or officer, or former director or officer of the Corporation, or any person who may have served at its request as a director or officer of another corporation of which this Corporation owns shares of capital stock or of which it is a creditor to the fullest extent permitted by the Texas Business Corporation act and as provided in the By-laws of the Corporation."
         Article VII of the by-laws provides as follows:
         "Section 1.       Indemnification.
         The corporation shall indemnify its present or former directors and officers, employees, agents and other persons to the fullest extent permissible by, and in accordance with, the procedures contained in Article 2.02 of the Texas Business Corporation Act. Such indemnification shall not be deemed to be exclusive of any other rights to which a director, officer, agent or other person may be entitled, consistent with law, under any provision of the articles of Incorporation or By-laws of the corporation, any general or specific action of the board of directors, the terms of any contract, or as may be permitted or required by law."
         "Section 2.       Insurance and Other Arrangements
         "Pursuant to Section R of Article 2.02-1of the Texas Business Corporation Act, the corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent or the corporation or who is or was serving at the request of the corporation a a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such person, whether or not the corporation would have the power to indemnify him or her against that liability under article 2.02-1 of the Texas Business Corporation Act."

Item 25. Other Expenses of Issuance and Distribution


Estimated  expenses in connection with the public  offering by the Company of the securities  offered hereunder are as follows:
Securities and Exchange Commission Filing Fee                                                                 $ 7,579
NASD Filing Fee*                                                                                                3,426
Nasdaq Application and Listing Fee                                                                              9,000
Boston Stock Exchange Filing Fee                                                                               14,000
Fees payable to CCEC                                                                                          200,000
Accounting Fees and Expenses*                                                                                 150,000
Legal Fees and Expenses                                                                                       100,000
Printing*                                                                                                      40,000
Fees of Transfer Agent and Registrar*                                                                           3,500
Underwriters' Non-Accountable Expense Allowance                                                               200,000
Miscellaneous*                                                                                                 22,495
                                                                                                               ------
Total*                                                                                                       $750,000
                                                                                                             ========


*        Estimated.


Item 26. Recent Sales of Unregistered Securities

         In November 1998, the registrant issued 2,600,000 shares of its common stock to Carol Kolozs, its Chief Executive Officer and founder, in exchange for all of his interest in Aarica Holdings Mexico, S. A. de C. V., a newly organized Mexican holding company which had acquired from him substantially all of the stock of four Mexican subsidiaries. Mr. Kolozs was founder of the registrant and relied upon the exemption from registration provided by section 4 (2) of the Securities Act of 1933, as amended (the "Securities Act") for transactions not involving a public offering. No underwriter was involved in the transaction and the certificate for Mr. Kolozs' shares was stamped with a restrictive legend and a stop transfer order was placed on the transfer records of the company. Mr. Kolozs transferred 200,000 of his shares in July 1999 to CCEC for services rendered to the company in connection with the private placement in June 1999. CCEC agreed to take the shares for investment and not with a view to distribution. The certificate is stamped with a restrictive legend and a stop transfer order was placed on the transfer records of the company. In June 2000, the company granted CCEC options to purchase 250,000 shares at $2.00 per share. In September 2000, the company granted CCEC options to purchase 200,000 shares at $2.00 per share for services rendered to the company from April 1998 through September 2000. In October 2000, CCEC purchased 25,000 shares at $2.00 per share ($50,000) pursuant to the September 2000 options to provide working capital to the company. The certificate is stamped with a restrictive legend and a stop transfer order was placed on the transfer records of the company. The options and shares purchased thereunder were taken for investment and not with a view to distribution. The certificate and options are marked with a restrictive legend restricting transferability in the absence of an effective registration statement or an opinion of counsel satisfactory to the company that registration is not required.
         In June 1999, the registrant sold 200,000 of its common stock to 17 persons at $2.50 per share or an aggregate of $500,000, in a private offering pursuant to Rule 506 of Regulation D under the Securities Act. The shares were sold in units consisting of 10,000 shares at $25,000 per unit. Each investor represented to the registrant and the selling agent that he/she was an accredited investor as defined in Regulation D. The units were sold though Kashner Davidson Securities Corporation, a member firm of the National association of Securities Dealers, Inc. The registrant received gross proceeds of $500,000 and paid Kashner Davidson commissions of 10% on the securities sold by Kashner Davidson and granted warrants to Kashner Davidson to purchase 105,000 shares of the registrant's common stock at $2.50 per share, exercisable for five years. The securities were sold without registration in reliance upon the exemption from registration provided by Regulation D. The certificates issued bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that registration is not required. Each investor was screened by the issuer and the selling agent prior to accepting his/her subscription and provided support for the representation that he/she was an accredited investor.

         In June 2000, Mr. Kolozs transferred 150,000 shares of common stock at $2.00 per share from his personal holdings to CCEC in consideration for CCEC's cancellation of an outstanding note in the amount of $300,000 owed by the company. CCEC agreed to take the shares for investment and not with a view to distribution. The certificate is stamped with a restrictive legend and a stop transfer order was placed on the transfer records of the company. No underwriter was involved in the transaction. The parties relied upon the exemption contained in section 4(1) of the Securities Act for transactions by any person other than an issuer, underwriter or dealer.

          In April 2000, the company's board of directors granted options to purchase 25,000 shares each to James Schnorf, Robert E. Schmidt, Jr. and Patrick L. M. Williams, all of whom are directors of the company. The options are for a term of six years, shall expire 10 years from the date of grant and may be exercised 20% each year, beginning April 2000 at the offering price of the common stock in this offering.
         In June 2000, the company's board of directors granted options to purchase 100,000 shares of the company's common stock to each of John J. Stitz, the Chief Financial Officer and Emanuel Bartoni, Commercial Director of the company's subsidiary in Mexico at the offering price of the common stock in this offering. The options were granted under the company's stock compensation plan and are intended to be incentive options under Section 422 of the Internal Revenue Code of 1986. The options vest 20% each year beginning June 27, 2001 and may not be transferred except by the laws of descent and distribution and may not be exercised for more than 90 days after they cease to be an employee of the company.

         All of the above options were granted in reliance on the exemption from registration contained in Section 4(2) of the Securities Act for transactions not involving a public offering. The shares and options may be included in a registration statement on Form S-8 upon conclusion of the company's public offering.

         In October 2000, the company granted options to purchase 275,000 shares of its common stock to Robert E. Schmidt, Jr., a director, for $2.00 per share as partial consideration for the Schmidt International loans and extensions. The company relied upon the exemption contained in section 4(2) of the Securities Act for transactions not involving a public offering.



         Item 27. Exhibits

         Exhibit No      Item

         Exhibit 1.1     Form of Underwriting Agreement.(1)
         Exhibit 1.2     Form of Underwriters' Warrant Agreement.(1)
         Exhibit 3.1     Articles of Incorporation of the Registrant. (1)
         Exhibit 3.2     Bylaws of the Registrant (1)
         Exhibit 5.1     Opinion of Maurice J. Bates L.L.C.(1)
         Exhibit 10.1    Corrected Stock Compensation Plan (1)
         Exhibit 10.2    Warrant Agreement with American Stock Transfer & Trust Company. (3)
         Exhibit 10.3    (i) Loan Agreement with Robert E. Schmidt, Jr. (3)
                         (ii) First Amendment to Loan Agreement (3)
                         (iii) Second Amendment to Loan Agreement (3)
                         (iv) Third Amendment to Loan Agreement (3)
                         (v) Amended and Restated Pledge Agreement (3)
                         (vi) Assignment of Loan (1)
                         (vii) Amended and Restated Guaranty Agreement (1)
                         (viii) Amended and Restated Security Agreement. (1)
                         (ix) Guaranty Agreement, Aarica Holdings, Inc. (1)
                         (x) Amended and Restated  Guaranty  Agreement,  Taimex  Industries,  S.A. de
C.V. (1)
                         (xi) Amended and Restated Guaranty Agreement, Aarica Sport, S.A. de C.V. (1)
                         (xii) Schmidt Note Extension (1)
         Exhibit 10.4    Warrant Agreement with Kashner Davidson Securities Corporation  (1)
         Exhibit 10.5    Lease on Nasco building. (1)
         Exhibit 10.6    Sublease on Mexico City offices. (1)
         Exhibit 10.7    License agreement with L.A. Gear. (1)
         Exhibit 10.8    License agreement with Lotto. (1)
         Exhibit 10.9    Sample purchase order for Wilson Sporting Goods Co. DE Mexico, SA. DE CV (1)
         Exhibit 10.10   Sample purchase order for K-Swiss. (1)
         Exhibit 10.11   Copy of Nasco union contract. (1)
         Exhibit 10.12   Sample employee contract. (1)
         Exhibit 10.13   Conversion of CCEC note. (1)
         Exhibit 10.14   CCEC Consulting Agreement, as amended (1)
         Exhibit 10.15   Schmidt option (1)
         Exhibit 10.16   CCEC September 2000 option (1)
         Exhibit 21      Subsidiaries of the Registrant. (1)
         Exhibit 23.1    Consent of Arthur Andersen, Certified Public Accountants.(1)
         Exhibit 23.2    Consent of Maurice J. Bates,  L.L.C.  included  in opinion  filed as Exhibit
                         5.1 to this registration statement.(1)
         Exhibit 27      Financial Data Schedule (1)

         --------------
         (1) Filed herewith
         (2) To be filed by amendment

         (3) Previously filed


Item 28.  Undertakings

         The undersigned registrant hereby undertakes as follows:

(1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         (2) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (a)      Include any Prospectus required by Section 10(a)(3)
                            of the Securities Act;

(b) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

         (3) For determining liability under the securities act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

          (6) In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) For the purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                                  SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on December 11, 2000.


                                                   Aarica Holdings, Inc.


                                                        By: /s/ Carol Kolozs
                                                            ----------------
                                                      Carol Kolozs, President,
                                                    Principal Executive Officer


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Carol Kolozs and John J. Stitz, and each for them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all further amendments to this Registration Statement (including post-effective amendments), and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                 Title                                  Date


/s Carol Kolozs                          President, Director                    December 11, 2000
-------------------
    Carol Kolozs                         (Principal Executive Officer)


/s/ John J. Stitz                        Chief Financial Officer, Secretary,    December 11, 2000
-----------------

    John J, Stitz                        Treasurer (Principal Financial
                                         Officer)



/s/ James R. Schnorf                     Director                                 December 11, 2000
--------------------

    James R. Schnorf

_____________________                    Director
    Patrick L. M. Williams


/s/ Robert E. Schmidt, Jr.              Director              December 11, 2000
-------------------------
    Robert E. Schmidt, Jr.